EXHIBIT 10.20

                                                                CONFORMED COPY



                           Pound Sterling90,000,000

                              FACILITY AGREEMENT


                                ADT FINANCE PLC

                                  as Borrower


                             ADT (UK) HOLDINGS PLC
                                      and
                                    OTHERS

                                 as Guarantors

                            THE BANK OF NOVA SCOTIA

                                  as Arranger


                            THE BANK OF NOVA SCOTIA

                                   as Agent


                                      and


                                    OTHERS


                                Clifford Chance
                                    London



                                   CONTENTS


      Clause                                                        Page No.

                                    PART 1
                        DEFINITIONS AND INTERPRETATION

      1.     Definitions and Interpretation.............................  2

                                    PART 2
                                THE FACILITIES

      2.     The Facilities............................................. 14
      3.     Additional Guarantors...................................... 14
      4.     Utilisation of the Term Facility........................... 15
      5.     Utilisation of the Overdraft Facility...................... 16

                                    PART 3
                                   INTEREST

      6.     Interest Periods........................................... 17
      7.     Payment and Calculation of Interest........................ 17
      8.     Alternative Interest Rates/Market Disruption............... 18
      9.     Alternative Interest Rates/Substitute Basis or Repayment... 18

                                    PART 4
                    REPAYMENT, CANCELLATION AND PREPAYMENT

      10.    Repayment.................................................. 20
      11.    Cancellation and Prepayment................................ 20

                                    PART 5
                                RISK ALLOCATION

      12.    Taxes...................................................... 21
      13.    Tax Receipts............................................... 22
      14.    Changes in Circumstances................................... 23

                                    PART 6
               REPRESENTATIONS, COVENANTS AND EVENTS OF DEFAULT

      15.    Representations............................................ 26
      16.    Financial Information...................................... 28
      17.    Financial Condition........................................ 30
      18.    Covenants.................................................. 32
      19.    Events of Default.......................................... 34

                                    PART 7
                                   GUARANTEE

      20.    Guarantee and Indemnity.................................... 37

                                    PART 8
                        DEFAULT INTEREST AND INDEMNITY

      21.    Default Interest and Indemnity............................. 40

                                    PART 9
                                   PAYMENTS

      22.    Currency of Account and Payment............................ 42
      23.    Payments................................................... 42
      24.    Set-Off.................................................... 43
      25.    Sharing.................................................... 43

                                    PART 10
                           FEES, COSTS AND EXPENSES

      26.    Fees....................................................... 45
      27.    Costs and Expenses......................................... 45

                                    PART 11
                               AGENCY PROVISIONS

      28.    The Agent, the Arranger and the Banks...................... 47

                                    PART 12
                           ASSIGNMENTS AND TRANSFERS

      29.    Assignments and Transfers.................................. 51

                                    PART 13
                                 MISCELLANEOUS

      30.    Calculations and Evidence of Debt.......................... 54
      31.    Remedies and Waivers, Partial Invalidity................... 54
      32.    Notices.................................................... 55
      33.    Amendments................................................. 56
      34.    Counterparts............................................... 57
      35.    Law........................................................ 57


                    THE SCHEDULES

The First Schedule         :   The Banks
The Second Schedule        :   Form of Transfer Certificate
The Third Schedule         :   Condition Precedent Documents
The Fourth Schedule        :   Notice of Drawdown
The Fifth Schedule         :   Associated Costs Rate
The Sixth Schedule         :   Existing US Subsidiaries
The Seventh Schedule       :   Accession Agreement



THIS AGREEMENT is made on 17 March 1997

BETWEEN

(1)   ADT FINANCE PLC (the "Borrower");

(2) ADT (UK) HOLDINGS PLC, MODERN SECURITY SYSTEMS LIMITED, ADT GROUP PLC and ELECTRIC PROTECTION SERVICES LIMITED (each an "Initial Guarantor");

(3)   THE BANK OF NOVA SCOTIA (the "Agent");

(4)   THE BANK OF NOVA SCOTIA (the "Arranger"); and

(5)   THE BANKS (as defined below).


It is agreed as follows.


                                    PART 1
                        DEFINITIONS AND INTERPRETATION

1.    Definitions and Interpretation

1.1 Definitions In this Agreement the following terms have the meanings given to them in this Clause 1.1.

"Accession Agreement" means the accession agreement substantially in the form set out in the Seventh Schedule, and containing such conditions precedent as shall reasonably be specified by the Agent, duly executed and unconditionally delivered to the Agent by the parties thereto pursuant to Clause 3 (Additional Guarantors).

"Additional Guarantor" means any member of the ADT Group which becomes an additional guarantor pursuant to the provisions of Clause 3 (Additional Guarantors) or Section 4.1.6 of the Group Parent Guarantee.

"ADT Group" means the Group Parent and each of its subsidiaries for the time being.

"Agreed Subordination Conditions" means the agreed subordination provisions to be delivered to the Agent pursuant to paragraph C.2. of the Third Schedule.

"Amount" means in relation to a Term Advance, its Original Amount as reduced by the amount (if any) of such Term Advance which has been repaid.

"Associated Costs Rate" means, in relation to any Term Advance or unpaid sum, the rate determined in accordance with the Fifth Schedule (Associated Costs
Rate).

"Available Term Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, such Bank's Term Commitment at such time less the aggregate amount of its portions of the Term Advance.

"Available Term Facility" means, at any time, the aggregate amount of the Available Term Commitments at such time.

"Bank" means any of the Term Banks and the Overdraft Bank.

"Basle Paper" means the paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988 and prepared by the Basle Committee on Banking Regulations and Supervision, as amended in November 1991.

"Beneficiaries" means the Agent, the Arranger and the Banks.

"Capital Adequacy Requirement" means a request or requirement relating to the maintenance of capital by banks, including one which makes any change to, or is based on any alteration in, the interpretation of the Basle Paper or which increases the amounts of capital required by banks thereunder, other than a request or requirement made by way of implementation of the Basle Paper in the manner in which it is being implemented at the date hereof.

"Capital Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's capital stock or equity, whether now outstanding or issued after the date hereof.

"Capitalised Lease Liabilities" means, with respect to any person, all monetary obligations of such person under any leasing or similar arrangement which, in accordance with UK GAAP, would be classified as capitalised leases, and the amount of such obligations shall be the capitalised amount thereof, determined in accordance with UK GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment or penalty.

"Change in Control" means an event (including, without limitation, an event arising out of any transaction or proposed transaction which may have been announced on or prior to the date hereof) as a result of which:

(i) any "person" or "group" (as such terms are used in Sections 13 (d) and 14 (d) of the Exchange Act) is or becomes the direct or indirect "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 35% of the Voting Stock of the Group Parent; or

(ii) during any period of three consecutive years, beginning on or after the Indenture Effective Date, individuals who either (A) were members of the Board of Directors of the Group Parent at the beginning of such period or (B) whose election by the Board of Directors of the Group Parent or whose nomination for election by the shareholders of the Group Parent was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously approved as provided for in this sub-paragraph (ii) (B), cease for any reason (including as a result of any proxy contest involving the solicitation of revocable proxies under Section 14 (a) of the Exchange Act) to constitute a majority of such Board of Directors; or

(iii) any "person" or "group" (as such terms are used in Section 13 (d) and 14
      (d) of the Exchange Act) possesses, directly or indirectly, the legal right to direct the management and policies of the Group Parent, whether through the ownership of securities, by contract or otherwise (other than solely by virtue of membership of the Board of Directors of the Group Parent or any committee thereof);

"Closing Date" means 26 March 1997.

"Contingent Liability" means any agreement, undertaking or arrangement by which any person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other person (but excludes any liability under any such guarantee of obligations under or in respect of a lease which obligations do not constitute Capitalised Lease Liabilities). The amount of any person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

"Core Business" means any business directly related to

      (a)   the auctioning or other distribution of

            (i)   vehicles held on a consignment or similar basis; and

            (ii) equipment which is similarly held on a consignment or similar basis and which is related to the auctioning and distribution of vehicles, including equipment related to the repair and refurbishing of vehicles;

      (b)   any Related Business or

      (c) services with respect to the transmission or monitoring of information regarding the security or condition of property and any additional information services provided through facilities used for such transmission or monitoring.


"Double Tax Treaty Bank" means a Bank whose Facility Office is outside the United Kingdom and which is resident in a jurisdiction which has a double tax treaty with the United Kingdom under which payment of interest by the Borrower to the Facility Office may be made without deduction or withholding of United Kingdom income tax.

"Event of Default" means any circumstances described as such in Clause 19 (Events of Default).

"Existing Indebtedness" means as provided in Annex I to this Agreement;

"Existing US Subsidiaries" means those subsidiaries listed in the Sixth Schedule (Existing US Subsidiaries).

"Exchange Act" means the Securities and Exchange Act of 1934 of the United States, as amended.

"Facilities" means the Term Facility and the Overdraft Facility granted to the Borrower in this Agreement.

"Facility Office" means, in relation to the Agent or any Bank, the office identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office as it may from time to time select.

"Final Maturity Date" means the day which is sixty months after the date hereof.

"Finance Documents" means this Agreement, the Overdraft Facility Supplemental Letter, the Group Parent Guarantee, any Accession Agreement and any other agreement, deed, letter, certificate or statement entered into or provided by any Obligor pursuant to the terms thereof or otherwise in connection therewith (excluding, for the avoidance of doubt, Transfer Certificates).

"Group" means the Parent and each of its subsidiaries for the time being other than the Existing US Subsidiaries.

"Group Guarantors" means each Guarantor which is a member of the Group for the time being.

"Group Obligor" means each Obligor which is a member of the Group for the time being.

"Group Parent" means ADT Limited, a company organised under the laws of Bermuda.

"Group Parent Guarantee" means the guarantee to be entered into by the Group Parent in favour of the Beneficiaries pursuant to D.1. of the Third Schedule.

"Guarantors" means the Initial Guarantors and the Additional Guarantors.

"Hedging Arrangements" means, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and currency exchange agreements, and all other agreements or arrangements under which the payment obligations are calculated by reference to fluctuations in interest rates, currency values or specified reference assets.

"Impermissible Qualification" means in relation to the opinion or certification of any independent auditor as to any financial statement of any Obligor, any qualification or exception to such opinion or certification

      (a)    which is of a "going concern" or similar nature;

      (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

      (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such Obligor to be in default of any of its obligations under Clause 17 or Section 4.2.4 of the Group Parent Guarantee.

"Indebtedness" of any person means, without duplication, indebtedness in respect of:

             (a) all obligations of such person for borrowed money or in respect of any financial accommodation and all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

             (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of or accepted by such person;

             (c) all obligations of such person as lessee under leases which have been or should be, in accordance with UK GAAP, recorded as Capitalised Lease Liabilities;

             (d) all other items which, in accordance with UK GAAP, would be included as liabilities on the liability side of the balance sheet of such person as of the date at which Indebtedness is to be determined;

             (e)  net liabilities of such person under all Hedging
                  Arrangements;

             (f) whether or not so included as liabilities in accordance with UK GAAP, all obligations of such person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by an encumbrance on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such person or is limited in recourse;

             (g) all obligations of such person relative to Redeemable Capital Stock of such person (including accrued and unpaid dividends); and

             (h) all Contingent Liabilities of such person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any person shall include the Indebtedness of any partnership or joint venture in which such person is a general partner or a joint venturer.

"Information Memorandum" means the information memorandum prepared in connection with this Agreement and dated October, 1996.

"Initial Guarantors" means each of the Initial Guarantors party to this Agreement and the Group Parent.

"Instructing Group" means:

      (a) before any Term Advances have been made hereunder, a Bank or group of Banks, whose Available Term Commitments, together with in the case of the Overdraft Bank, the Overdraft Commitment, amount in aggregate to more than 51 per cent. of the Available Term Facility and Overdraft Facility;

      (b) thereafter, a Bank or group of Banks to whom in aggregate more than 51 per cent. of the Loan is (or, immediately prior to its repayment, was then) owed provided that the Overdraft Bank be treated for the purpose of this sub-paragraph (b) as though the amount it has advanced to the Borrower is the same as the Overdraft Commitment.

"Interest Period" means, save as otherwise provided herein, any of those periods mentioned in 6.1 (Interest Periods for Term Advances) or 6.2 (Duration of Interest Periods for Term Advances) (as applicable).

"Intragroup Indebtedness" means any Indebtedness (excluding for these purposes amounts only falling within sub-paragraph (d) of the definition of Indebtedness or sub-paragraph (h) thereof insofar as the relevant Contingent Indebtedness relates to Indebtedness under such sub-paragraph (d)) of any Group Obligor which is owed to or incurred from any member of the ADT Group (other than from another Obligor).

"LIBOR" means, in relation to any amount owed by an Obligor hereunder on which interest for a given period is to accrue, the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded if necessary upwards to 5 decimal places) of the offered quotations which appear on the relevant page (as defined in Clause 1.6 (Screen Rates)) for such period at or about 11.00 a.m. (London time) on the Quotation Date for such period.

"Loan" means the aggregate principal amount for the time being outstanding hereunder, including without limitation, under the Overdraft Facility.

"Margin" means 0.50 per cent. per annum.

"Non-Guarantors" means any subsidiaries of the Parent other than the Existing US Subsidiaries.

"Notice of Drawdown" means a notice substantially in the form set out in the Fourth Schedule (Notice of Drawdown).

"Obligors" means the Borrower and the Guarantors.

"Original Amount" means, in relation to any Term Advance, the amount thereof requested in the Notice of Drawdown relating thereto (as the same may be reduced pursuant to Clause 4.3 (Reduction of Available Term Commitments)).

"Original Financial Statements" means:

      (a) in relation to the Borrower, its audited financial statements for its financial year ended 31 December 1995;

      (b) in relation to ADT Group Plc, its audited financial statements for its financial year ended 31 December 1995;

      (c) in relation to Modern Security Systems Limited, its audited financial statements for its financial year ended 30 November 1995;

      (d) in relation to Automated Security (Holdings) plc, its audited financial statements for its financial year ended 30 November 1995; and

      (e) in relation to Electric Protection Services Limited, its audited financial statements for its year ended 31 December 1995.

"Overdraft Bank" means the Bank listed in Part 2 of the First Schedule (The Banks) or any financial institution to which it has made an assignment or transfer in accordance with the provisions of Clause 29.4 (Assignment by Banks) or Clause 29.5 (Transfers by Banks).

"Overdraft Commitment" means, in relation to the Overdraft Bank at any time and save as otherwise provided herein, the amount set opposite its name under the heading "Overdraft Commitment" in Part 2 of the First Schedule (The Banks).

"Overdraft Facility" means the overdraft facility granted by the Overdraft Bank to the Borrower pursuant to Clause 2.1(b).

"Overdraft Facility Supplemental Letter" means the letter from the Overdraft Bank to the Borrower of even date herewith setting out their agreement on all the matters referred to in Clause 5 (Utilisation of the Overdraft Facility).

"Parent" means ADT (UK) Holdings plc.

"Permitted Indebtedness" means, without duplication:

      (a)    any Indebtedness arising under the Finance Documents;

      (b)    Existing Indebtedness;

      (c) obligations of any member of the Group pursuant to Hedging Arrangements designed to protect any member of the Group against fluctuations in interest rates in respect of Indebtedness of such member of the Group and not entered into for purposes of speculation;

      (d) obligations of any member of the Group pursuant to Hedging Arrangements designed to protect such member of the Group against fluctuations in currency values and entered into in the ordinary course of business and not for purposes of speculation;

      (e) Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect of obligations of persons other than members of the Group);

      (f) Indebtedness in respect of Capitalised Lease Liabilities and Indebtedness ("Capex Indebtedness") incurred to finance the construction or acquisition of assets by a member of the Group permitted to be acquired or constructed pursuant to Section 4.2.7 of the Group Parent Guarantee, to the extent a Capitalised Lease Liability (assuming for the purposes of this clause only that Capex Indebtedness (as defined in the Group Parent Guarantee) constitutes a Capitalised Lease Liability) could have been incurred under such Section 4.2.7;

      (g) Indebtedness of any member of the Group owing to one or more members of the ADT Group;

      (h) Indebtedness in respect of surety bonds and performance bonds provided in the ordinary course of business;

      (i) Indebtedness which refinances Indebtedness permitted by sub-paragraphs (b) and (f) above; provided, however, that after giving effect to such refinancing, (i) the principal amount of outstanding Indebtedness is not increased, (ii) in the case of sub-paragraph (b), neither the tenor nor the average life of the relevant facility is reduced, (iii) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced, (iv) any encumbrance for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness), (v) the holders of refinancing Indebtedness are not afforded covenants, defaults, rights or remedies more burdensome to the obligor or obligors than those contained in the Indebtedness being refinanced and (vi) the refinancing Indebtedness is subordinated to the same degree, if any, as the Indebtedness being refinanced;

      (j) other Indebtedness of any member of the Group to the extent that the amount of such Indebtedness outstanding at any time does not exceed Pound Sterling10,000,000;

      (k)    dividends of any member of the Group, declared and not yet paid;

      (l)    liabilities of any member of the Group in respect of taxes; and

      (m) interest, fees, commissions, costs, expenses and indemnities payable or incurred in relation to any of the foregoing.

"Potential Event of Default" means any event which would become (with the passage of time or the giving of notice or both) an Event of Default.

"Quotation Date" means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in the London Interbank Market for deposits in sterling for delivery on the first day of that period Provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

"Redeemable Capital Stock" means Capital Stock of the Borrower, the Group Parent or any other subsidiary of the Group Parent that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (i) is or upon the happening of an event or passage of time would be required to be redeemed (for consideration other than shares of common stock of the Group Parent) on or prior to 31 March 2003, (ii) is redeemable at the option of the holder thereof (for consideration other than shares of common stock of the Group Parent) at any time prior to such date or (iii) is convertible into or exchangeable for debt securities of the Group Parent or any of its subsidiaries at any time prior to such anniversary.

"Reference Banks" means the principal London office of The Bank of Nova Scotia and such other bank or banks as may be appointed as such by the Agent after consultation with the Borrower.

"Related Business" means any business directly related to the auctioning or distribution of equipment or goods which (i) are held on a consignment or similar basis and (ii) are being auctioned or distributed in connection with the liquidation of businesses or lines of businesses, exclusive of the purchasing of items for resale (other than purchases incidental and customary in the conduct of such business and which when added to the amounts expended in respect of all other items so purchased and still owned (including pursuant to any business referred to in clause (a) of the definition of Core Business) would not exceed U.S.$5,000,000).

"Repayment Date" means in relation to the Term Advance, the Final Maturity
Date.

"Subordinated Intragroup Indebtedness" means Intragroup Indebtedness in respect of which the claims of the creditor against the relevant Group Obligor have been subordinated and postponed, by execution of a document substantially on the terms of the Agreed Subordination Conditions, to the claims of the Beneficiaries under the Finance Documents.

"Term Advance" means, save as otherwise provided herein, an advance made or to be made by the Term Banks under the Term Facility and includes any division of a Term Advance pursuant to Clause 6.3.

"Term Bank" means:

      (a) any financial institution named in Part 1 of the First Schedule (The Banks) (other than one which has ceased to be a party hereto in accordance with the terms hereof); or

      (b) any financial institution to which an assignment or transfer has been made in accordance with the provisions of Clause 29.4 (Assignments by Banks) or Clause 29.5 (Transfers by Banks).

"Term Commitment" means, in relation to any Term Bank at any time and save as otherwise provided herein, the amount set opposite its name under the heading "Term Commitment" in Part 1 of the First Schedule (The Banks).

"Term Facility" means the term loan facility granted by the Term Banks to the Borrower pursuant to Clause 2.1(a).

"Term Loan" means the aggregate principal amount for the time being outstanding under the Term Facility.

"Transfer Certificate" means a certificate substantially in the form set out in the Second Schedule (Form of Transfer Certificate) signed by a Bank and a Transferee whereby:

      (a) such Bank seeks to procure the transfer to such Transferee of all or, save in the case of the Overdraft Bank, a part of such Bank's rights, benefits and obligations hereunder as contemplated in Clause 29.3 (Assignments and Transfers by Banks); and

      (b) such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as is contemplated in Clause 29.5 (Transfers by Banks).

"Transfer Date" means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in the schedule to such Transfer Certificate.

"Transferee" means a bank or other financial institution to which a Bank seeks to transfer all or part of such Bank's rights, benefits and obligations hereunder.

"UK GAAP" means generally accepted accounting principles in England and Wales from time to time.

"US GAAP" means generally accepted accounting principles in the United States from time to time.

"United States" means the United States of America, its fifty States and the District of Columbia.

1.2   Interpretation  Any reference in this Agreement to:

the "assets" of any person shall be construed as a reference to the whole or any part of its business, undertakings, property, accounts, revenues, goodwill and shareholdings whether now or hereafter acquired and any other assets whatsoever;

the "Agent" or any "Bank" shall be construed so as to include its and any subsequent successors, Transferees and assigns in accordance with their respective interests;

the "Arranger" shall be construed to include any person which is expressed to be an arranger or co-arranger and which is or becomes (through a Transfer Certificate or otherwise) a party hereto;

a "business day" shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks generally are open for business in London;

an "encumbrance" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation of any kind or nature whatsoever;

a "holding company" of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

"indebtedness" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

"loans" shall be construed so as to include, without limitation, any transaction or arrangement pursuant to which any Indebtedness is or may be owed by one person to another person;

a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next succeeding business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding business day Provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and references to "months" shall be construed accordingly);

a "person" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

"repay" (or any derivative form thereof) shall, subject to any contrary indication, be construed to include "prepay" (or, as the case may be, the corresponding derivative form thereof);

"subsidiary" means:

      (a) a subsidiary within the meaning of Section 736 of the Companies Act 1985, as amended by Section 144 of the Companies Act 1989; and

      (b) in relation to consolidated accounts, a subsidiary undertaking within the meaning of Section 21 of the Companies Act 1989;

"tax" shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

"VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

a "wholly-owned subsidiary" of a company or corporation shall be construed as a reference to any company or corporation which has no other members except that other company or corporation and that other company's or corporation's wholly-owned subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned subsidiaries; and

the "winding-up", "dissolution" or "administration" of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3 Currency Symbols "Pound Sterling" and "sterling" denote lawful currency of the United Kingdom and "$ and "dollars" denote lawful currency of the United States.

1.4   Save where the contrary is indicated, any reference in this Agreement to:

      (i) this Agreement, any other Finance Document or any other agreement or document shall be construed as a reference to this Agreement, such other Finance Document or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

      (ii) a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted.

1.5 Headings Clause, Part and Schedule headings are for ease of reference only.

1.6   Screen Rates  For the purposes of the definition of "LIBOR":

      (a) "relevant page" means page 3750 of the Telerate Screen Service for the display of London Interbank Offered Rates for sterling (or, if such page or such service shall cease to be available, such other page or such other service (as the case may be) for the purpose of displaying London Interbank Offered Rates for such currency as the Agent, after consultation with the Banks and the Borrower, shall select); and

      (b) if no quotation for the relevant period is displayed and the Agent has not selected an alternative service on which one or more such quotations are displayed, "LIBOR" shall mean the arithmetic mean (rounded if necessary, upwards to 5 decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the London Interbank Market deposits in sterling and for such period at or about 11.00 a.m. (London time) on the Quotation Date for such period.

1.7 Group Parent Guarantee Definitions Unless otherwise defined herein or the context otherwise requires, capitalised terms used in this Facility Agreement have the meanings provided in the Group Parent Guarantee.


                                    PART 2
                                THE FACILITIES

2.    The Facilities

2.1 Grant of the Facilities Upon the terms and subject to the conditions hereof, the following facilities are granted to the Borrower:

      (a) a sterling term loan facility by the Term Banks in an aggregate amount of Pound Sterling85,000,000; and

      (b) a sterling overdraft facility by the Overdraft Bank in an aggregate amount of Pound Sterling5,000,000.

2.2 Purpose and Application of the Term Facility The Term Facility is intended for general corporate purposes of the Group and, accordingly, the Borrower shall apply all amounts raised by it hereunder in or towards satisfaction of such purpose and neither the Agent, the Arranger and the Term Banks nor any of them shall be obliged to concern themselves with such application. Each Group Obligor shall ensure that no amount raised by it hereunder shall be used to give financial assistance (as such term is defined in the Companies Act 1985 or any analogous provision of any similar law applicable to any Obligor) directly or indirectly for any purpose which would be unlawful or would prejudice in any way whatsoever the validity or enforceability of any of the obligations of the Obligors under any of the Finance Documents.

2.3 Purpose and Application of the Overdraft Facility The Overdraft Facility is intended for general corporate purposes of the Borrower, members of the Group and its UK affiliates and, accordingly, the Borrower shall apply all amounts raised by it hereunder in or towards satisfaction of its general corporate financing requirements and neither the Agent, the Arranger and the Overdraft Bank nor any of them shall be obliged to concern themselves with such application.

2.4 Condition Precedent Documents Save as the Banks may otherwise agree, the Borrower may not deliver any Notice of Drawdown hereunder unless the Agent has confirmed to the Borrower that it has received all of the documents listed in the Third Schedule (Condition Precedent Documents) and that each is, in form and substance, satisfactory to the Agent. The Agent will promptly give the Borrower and the Banks notice of such satisfaction.

2.5 Banks' Obligations Several The obligations of each Bank hereunder are several and the failure by a Bank to perform its obligations hereunder shall not affect the obligations of the Borrower or the Guarantors towards any other party hereto nor shall any other party be liable for the failure by such Bank to perform its obligations hereunder.

3.    Additional Guarantors

3.1 Maintenance of Adequate Guarantees If at any time the Group Obligors do not account for at least 90% of the consolidated gross revenues of the Group and at least 90% of the consolidated gross assets of the Group (collectively, the "90% Test"), as reflected in the consolidated statements of income and consolidated balance sheets most recently delivered pursuant to Clauses 16.1 or, as the case may be, 16.2 of this Agreement, the Parent will cause such Non-Guarantors as are necessary to meet the 90% Test to execute and deliver to the Agent as soon as practicable (but in no event later than sixty days after the end of the Financial Quarter in which such event or condition occurs) an Accession Agreement together with the conditions precedent specified therein in form and substance satisfactory to the Agent.

3.2 Delivery of Accession Agreement Upon delivery to the Agent of any Accession Agreement referred to in Clause 3.1 and subject to the Agent having confirmed to the Parent that it has received, in form and substance satisfactory to it, all the conditions precedent specified therein, this Agreement shall henceforth be read and construed as if each person which is a party to such Accession Agreement as an Additional Guarantor were a party hereto having all the rights and obligations of a Guarantor hereunder and all references in this Agreement to "Guarantors", "Additional Guarantors", "Group Obligor" and "Obligor" shall be construed accordingly.

3.3 Execution by Agent Each of the Arranger and the Banks authorises the Agent to execute on its behalf any Accession Agreement relating to the introduction of an Additional Guarantor.

3.4 Execution by Parent Each of the Group Obligors authorises the Parent to designate Additional Guarantors and to execute on behalf of such Obligor an Accession Agreement relating to the introduction of any such Additional Guarantor. Each Group Obligor agrees that it shall be bound by paragraph 5 of such Accession Agreement.

3.5 Release of Guarantors Unless a Potential Event of Default or Event of Default has occurred and is continuing unwaived, upon the sale of a Guarantor, which is a subsidiary of the Parent, to a person which is not a member of the ADT Group, the Agent shall release such Guarantor from its obligations under this Agreement.

3.6 Automated Security (Holdings) plc Notwithstanding Clause 3.1, the Parent will cause Automated Security (Holdings) plc to execute and deliver to the Agent as soon as practicable (but in no event later than thirty days after the date hereof) an Accession Agreement together with the conditions precedent specified therein in form and substance satisfactory to the Agent.

4.    Utilisation of the Term Facility

4.1 Drawdown Conditions - Term Facility Save as otherwise provided herein, the Term Advance will be made by the Banks to the Borrower in one single advance if:

      (a) not later than 10.00 a.m. on the proposed date for the making of the Term Advance, the Agent has received from the Borrower a Notice of Drawdown therefor, receipt of which shall oblige the Borrower to borrow the amount therein requested on the date therein stated upon the terms and subject to the conditions contained herein;

      (b) the proposed date for the making of the Term Advance is on or before the Closing Date;

      (c)   the proposed amount of the Term Advance is  Pound
            Sterling85,000,000; and

      (d) no Event of Default or Potential Event of Default has occurred and is continuing unwaived and the representations set out in Clause 15 (Representations) are true on and as of the proposed date for the making of the Term Advance.

4.2 Each Bank's Participation - Term Facility Each Bank will participate through its Facility Office in the Term Advance made pursuant to Clause 4.1 (Drawdown Conditions) in the proportion borne by its Available Term Commitment to the Available Term Facility immediately prior to the making of the Term Advance.

4.3 Reduction of Available Term Commitment If a Bank's Available Term Commitment is reduced in accordance with the terms hereof after the Agent has received the Notice of Drawdown for the Term Advance, then the amount of the Term Advance shall be reduced accordingly.

5.    Utilisation of the Overdraft Facility

      Drawdown Conditions - Overdraft Facility The Overdraft Bank makes available to the Borrower the Overdraft Facility, subject to the interest provisions, commitment commission and other terms as set out in the Overdraft Facility Supplemental Letter provided that the Overdraft Bank may only cancel the Overdraft Facility if the Agent makes a declaration in accordance with Clause 19.18, and provided further that if the Agent makes such a declaration, the Overdraft Bank has the right to make a demand for repayment of any amounts outstanding under the Overdraft Facility only if the Agent makes a demand for the repayment of the Term Advances. The terms of the Overdraft Facility Supplemental Letter shall be deemed to be incorporated as part of this Agreement.


                                    PART 3
                                   INTEREST

6.    Interest Periods

6.1 Interest Periods for Term Advances The period for which a Term Advance is outstanding shall be divided into successive periods each of which (other than the first) shall start on the last day of the preceding such period.

6.2 Duration of Interest Periods for Term Advances The duration of each Interest Period in respect of a Term Advance shall, save as otherwise provided herein, be one, three or six months or any other period agreed to by all the Term Banks, in each case as the Borrower may by not less than one business day's prior notice to the Agent select Provided that:

      (a) if the Borrower fails to give such notice of its selection in relation to an Interest Period, the duration of that Interest Period shall, subject to paragraph (b) below, be three months;

      (b) any Interest Period which would otherwise end during the month preceding, or extend beyond, the Final Maturity Date shall be of such duration that it shall end on the Final Maturity Date; and

      (c) if all the Term Banks determine that interest periods of twelve months are available in the market at the time, the Borrower shall be entitled to select an Interest Period of twelve months.

6.3 Division of Term Advance The Borrower may, by not less than one business day's prior notice to the Agent or in the Notice of Drawdown therefor, direct that the Term Advance shall, at the beginning of any Interest Period relating thereto, be divided into (and thereafter, save as otherwise provided herein, treated in all respects as) two or more Term Advances having such Original Amounts (in aggregate equalling the Original Amount of the Term Advance) as shall be specified by the Borrower in such notice Provided that the Borrower shall not be entitled to make such a direction if:

      (a) as a result of so doing there would be more than four outstanding Term Advances; or

      (b) any Term Advance thereby coming into existence would have an Original Amount of less than Pound Sterling5,000,000.

7.    Payment and Calculation of Interest

7.1 Payment of Interest On the last day of each Interest Period (and, in the case of any Interest Period in excess of six months, on the last day of the first six months of such Interest Period) the Borrower shall pay accrued interest on the Term Advance to which such Interest Period relates.

7.2 Calculation of Interest The rate of interest applicable to a Term Advance from time to time during an Interest Period relating thereto shall be the rate per annum which is the sum of the Margin, the Associated Costs Rate (save in the case of a Double Tax Treaty Bank which does not incur the costs of complying with the reserve asset requirements of the Bank of England) in respect of such Interest Period and LIBOR on the Quotation Date therefor.

8.    Alternative Interest Rates/Market Disruption

      If in respect of any Term Advance:

      (a) LIBOR is to be calculated in accordance with paragraph (b) of Clause 1.6 (Screen Rates) and the Agent determines that at or about 11.00 a.m. (London time) on the Quotation Date for an Interest Period in respect of the Term Advance none of the Reference Banks was offering to prime banks in the London Interbank Market deposits in sterling for the proposed duration of such Interest Period; or

      (b) before 11.30 a.m. (London time) on the Quotation Date for an Interest Period in respect of the Term Advance, the Agent has been notified by a Term Bank or each of a group of Term Banks to whom in aggregate fifty per cent. or more of the Term Advance is (or, in the case of the Term Advance being undrawn, if the Term Advance were then made, would be) owed that the rate at which such deposits were being so offered does not accurately reflect the cost to it of obtaining such deposits, then, notwithstanding the provisions of Clause 6 (Interest Periods) and Clause 7 (Payment and Calculation of Interest):

              (i) if paragraph (a) above applies, the duration of that Interest Period shall be one month or, if less, such that it shall end on the Final Maturity Date; and

             (ii) if either paragraph (a) or (b) above applies, the rate of interest applicable to the Term Advance from time to time during such Interest Period shall be the rate per annum which is the sum of the Margin, the Associated Costs Rate (save in the case of a Double Tax Treaty Bank which does not incur the costs of complying with the reserve asset requirements of the Bank of England) in respect of such Interest Period and the rate per annum determined by the Agent to be the arithmetic mean (rounded if necessary upwards to five decimal places) of the rates notified by each Term Bank to the Agent before the last day of such Interest Period to be those which express as a percentage rate per annum the cost to each Term Bank of funding from whatever sources it may reasonably select its portion of the Term Advance during such Interest Period.

9. Alternative Interest Rates/Substitute Basis or Repayment If either of those events mentioned in paragraphs (a) and (b) of Clause 8 (Alternative Interest Rates/Market Disruption) occurs in relation to a Term Advance, then:

      (a) the Agent shall notify the Borrower and the Term Banks of such event;

      (b) thereupon the Agent, the Borrower and the Term Banks shall enter into negotiations with a view to agreeing a substitute basis (1) for determining the rates of interest from time to time applicable to the Term Advance and/or (2) upon which the Term Advance may be maintained (whether in sterling or some other currency) thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on the Obligors and the Term Bank agreeing thereto;

      (c) if a substitute basis has not been agreed within 30 days of such notification, each Term Bank has the right to stipulate in its absolute discretion the rate of interest applicable to its portion of the Term Advance, and that rate shall be binding on the Borrower, provided that the Borrower has the right to prepay the Term Advance in whole or in part, which right shall be exercised in such a way that the order in which the Term Banks are prepaid in respect of their portions of the Term Advance, shall be the same as the order of onerousness of the interest rates stipulated by each of the Term Banks, and such prepayments shall become due and payable on the last day of the Term Advance's then current Interest Period or the period by reference to which interest is determined; and

      (d) while Clause 8 or this Clause 9 is in operation, their operation shall be subject to a weekly review by the Agent and the Borrower, with a view to reverting to normal interest provisions.


                                    PART 4
                    REPAYMENT, CANCELLATION AND PREPAYMENT

10.   Repayment

      Repayment of Term Loan The Borrower shall repay the Term Loan in full on the Final Maturity Date.

11.   Cancellation and Prepayment

11.1 Mandatory Cancellation of Term Facility If the Agent has not on the Closing Date received a Notice of Drawdown in respect of the Term Facility complying in all respects with Clause 4.1 (Drawdown Conditions - Term Facility) (or the Term Facility is not for any reason whatsoever drawn in accordance with the provisions hereof in the full amount on the Closing Date) the whole of the Term Facility or, if part only of the Term Facility is drawn, the portion of the Term Facility that remains undrawn as at the Closing Date and the Term Commitment of each Term Bank shall be reduced to zero on the Closing Date.

11.2 Optional Cancellation of Overdraft Facility The Borrower may, at any time by giving to the Overdraft Bank (with a copy to the Agent) not less than ten business days' prior notice to that effect, cancel the whole or any part of the Overdraft Facility.

11.3 Optional Prepayment of Term Advance The Borrower may, if it has given to the Agent not less than ten business days' prior notice to that effect, prepay the whole of the Term Advance or any part of the Term Advance (in a minimum amount of Pound Sterling5,000,000 or the balance of the Term Loan outstanding, if less) plus accrued interest (and other amounts that may be due under the Finance Documents) on any business day; any prepayment so made shall satisfy pro tanto the Borrower's obligations under Clause 10 (Repayment).

11.4 Notice of Cancellation or Prepayment Any notice of cancellation or prepayment given by the Borrower pursuant to Clause 11.2 (Optional Cancellation of Overdraft Facility) or Clause 11.3 (Optional Prepayment of Term Advance) shall be irrevocable, shall specify the date upon which such cancellation or prepayment is to be made and the amount of such cancellation or prepayment and, in the case of a notice of prepayment, shall oblige the Borrower to make such prepayment on such date.

11.5 Repayment of a Term Bank's Share of the Term Loan If any Term Bank claims indemnification from the Borrower under Clause 12.1 (Tax Gross-up) or Clause 12.2 (Tax Indemnity) or Clause 14.1 (Increased Costs) and within thirty days thereafter the Agent receives from the Borrower at least ten business days' prior notice (which shall be irrevocable) of the Borrower's intention to repay such Term Bank's share of the Term Loan, the Borrower shall on the last day of each of the then current Interest Periods repay such Term Bank's portion of the Term Advance; any repayment so made shall reduce rateably the remaining obligations of the Borrower under Clause 10 (Repayment).

11.6 No Other Repayments and no Reborrowing The Borrower shall not repay all or any part of the Term Loan except at the times and in the manner expressly provided for in this Agreement and shall not be entitled to reborrow any such amount repaid.


                                    PART 5
                                RISK ALLOCATION

12.   Taxes

12.1 Tax Gross-up All payments to be made by any of the Obligors to any Bank or the Agent hereunder shall be made free and clear of and without deduction for or on account of tax unless such Obligor is required to make such a payment subject to the deduction or withholding of tax (not being a tax imposed on and calculated by reference to the net income paid to and received by such Bank or the Agent by the jurisdiction in which it is incorporated or in which its Facility Office (if any) is located), in which case the sum payable by such Obligor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, such Bank or the Agent receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

12.2 Tax Indemnity Without prejudice to the provisions of Clause 12.1 (Tax Gross-up), if any Bank (or the Agent on its behalf) or the Agent is required to make any payment on account of tax (not being a tax imposed on and calculated by reference to the net income paid to and received by its Facility Office by the jurisdiction in which it is incorporated or in which its Facility Office is located) or otherwise on or in relation to any sum received or receivable hereunder by such Bank (or the Agent on its behalf) or the Agent (including any sum received or receivable under this Clause 12) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such Bank (or the Agent on its behalf) or the Agent, the Borrower shall, upon demand of the Agent, promptly indemnify such Bank or the Agent against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith but only to the extent necessary to put such Bank or the Agent in the same economic position that it would have been in had no such tax been imposed.

12.3  Claims by Banks  A Bank intending to make a claim pursuant to Clause
12.2 (Tax Indemnity) shall notify the Agent of the event by reason of which it is entitled to do so, whereupon the Agent shall notify the Borrower thereof Provided that (i) nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs and (ii) if a Bank notifies the Agent of a claim under Clause 12.2 after the date falling 60 days after the date on which such Bank receives its audited annual accounts such Bank shall not be entitled to claim indemnification for any event or occurrence which occurred during the financial year to which such audited annual accounts relate.

12.4  Double Tax Treaty Banks

      (i) The Borrower shall take promptly such action (including, without limitation, the provision of certificates and/or the making of claims to any relevant taxation or other authority) as the Agent or any Double Tax Treaty Bank may reasonably require for the purpose of compliance with the requirements of the relevant double tax treaty.

      (ii) Subject to the Borrower being in compliance with Clause 12.4(i), no Obligor shall be liable, otherwise than by reason or result of a change of law or treaty or any change in its interpretation or administration, to make the additional payments to the Double Tax Treaty Bank as contemplated by this Clause 12.

13.   Tax Receipts

13.1 Notification of Requirement to Deduct Tax If, at any time, either of the Obligors is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), such Obligor shall promptly notify the Agent.

13.2 Evidence of Payment of Tax If any of the Obligors makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Bank, within thirty days after it has made such payment to the applicable authority (or, if later, within 10 business days of receipt), an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank's share of such payment.

13.3  If any Bank:

      (a) (if it has a Facility Office in the United Kingdom) is not or ceases to be a bank as defined in the Income and Corporation Taxes Act 1988 for the purposes of Section 349 of that Act which is within the charge to UK corporation tax as regards any interest received by it under this Agreement (a "Section 349 Bank") or

      (b) (if it does not have a Facility Office in the United Kingdom) is not or ceases to be a Double Tax Treaty Bank then it shall promptly notify the Agent upon becoming aware of the same who shall promptly notify the Borrower and the Borrower shall not be liable to pay to such Bank under Clauses 12 or 13 any amount in excess of the amount it would have been obliged to pay if such Bank (i) was or had not ceased to be a
Section 349 Bank or, as the case may be, (ii) was or had not ceased to be a Double Tax Treaty Bank Provided that this Clause 13.3 shall not apply (and the Borrower shall be obliged to comply with its obligations under Clauses 12 and 13) if after the date hereof there shall have been any change in, or in the interpretation or application of, any relevant law, directive, treaty (including, without limitation, any applicable double tax treaty) or regulation or the practice of the United Kingdom Inland Revenue and as a result thereof the relevant Bank ceases to be a Section 349 Bank or Double Tax Treaty Bank or the Borrower would be required to make a deduction or withholding on account of tax irrespective of whether the recipient of the relevant payment is or is not a Section 349 Bank or Double Tax Treaty Bank.

13.4 If any Bank receives the benefit or any tax credit, refund or allowance resulting from a payment which includes an additional amount paid by the Borrower under Clauses 12 or 13, it shall, to the extent that it can do so without prejudice to the retention of the relevant benefit, pay to the Borrower such part of that benefit as will leave that Bank (after such payment) in no more or less favourable a position than it would have been in if no additional amount had been required to be paid provided that:

      (a) the Bank shall be the sole judge of the amount of any such benefit and of the date on which it is received;

      (b) the Bank shall have a discretion as to the order and manner in which it employs or claims tax credits, refunds and allowances available to it and, in particular, shall be entitled to arrange its tax affairs in whatever manner it thinks fit; and

      (c) the Bank shall not be obliged to disclose to the Borrower any information regarding its tax affairs or tax computations.

14.   Changes in Circumstances

14.1 Increased Costs If, by reason of (i) any change in law or in its interpretation or administration and/or (ii) compliance with any Capital Adequacy Requirement or any other request from or requirement of any central bank (other than the requirements of the Bank of England reflected in the Associated Costs Rate and other than as covered by Clause 12) or other fiscal, monetary or other authority:

      (a) a Bank or any holding company of such Bank is unable to obtain the rate of return on its capital which it would have been able to obtain but for such Bank's entering into or assuming or maintaining a commitment or performing its obligations (including its obligation to participate in the making of Term Advances or maintain the Overdraft Facility) under this Agreement;

      (b) a Bank or any holding company of such Bank incurs a cost as a result of such Bank's entering into or assuming or maintaining a commitment or performing its obligations (including its obligation to participate in the making of Term Advances or maintain the Overdraft Facility) under this Agreement;

      (c) there is any increase in the cost to a Bank or any holding company of such Bank of funding or maintaining all or any of the loans comprised in a class of loans formed by or including such Bank's share of the Term Advances or funding and maintaining the Overdraft Facility; or

      (d) a Bank or any holding company of such Bank becomes liable to make any payment on account of tax or otherwise (not being a tax imposed on and calculated by reference to the net income paid to and received by such Bank's Facility Office by the jurisdiction in which it is incorporated or in which its Facility Office is located) on or calculated by reference to the amount of such Bank's share of the Term Advances, its funding the Overdraft Facility and/or to any sum received or receivable by it hereunder, then the Borrower shall, from time to time on demand of the Agent, within fourteen days of such demand pay to the Agent for the account of that Bank amounts sufficient to hold harmless and indemnify that Bank or such Bank's holding company from and against, as the case may be, (1) such reduction in the rate of return on capital, (2) such cost, (3) such increased cost (or such proportion of such increased cost as is, in the opinion of that Bank, attributable to its participating in the funding or maintaining of Term Advances or, as the case may be, the Overdraft Facility), or (4) such liability.

14.2 Exceptions Clause 14.1 shall not apply to any cost, reduction, increased cost or liability:

      (a) attributable to any breach by the relevant Bank (or its holding company) of any applicable law or any request or requirement of any central bank or other fiscal, monetary or other authority; or

      (b) relating to tax on a Bank's (or its holding company's) overall net income.

14.3 Increased Costs Claims A Bank intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the Agent of the event by reason of which it is entitled to do so, whereupon the Agent shall notify the Borrower thereof Provided that (i) nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs and
(ii) if a Bank notifies the Agent of a claim under Clause 14.1 after the date falling 60 days after the date on which such Bank receives its audited annual accounts such Bank shall not be entitled to claim indemnification in respect of the financial year to which such audited annual accounts relate.

14.4 Illegality If, at any time, it is unlawful for a Bank to make, fund or allow to remain outstanding all or part of its share of the Term Advances or to make or fund the Overdraft Facility, then that Bank shall, promptly after becoming aware of the same, deliver to the Borrower through the Agent a notice to that effect and:

      (a) such Bank shall not thereafter be obliged to participate in the making of any Term Advances and the amount of its Available Term Commitment or in the case of the Overdraft Bank its Overdraft Commitment, shall be immediately reduced to zero; and

      (b) if the Agent on behalf of such Bank so requires, the Borrower shall on such date as the Agent shall have specified (or, if later, any date which the Borrower shall notify and which falls prior to the date upon which such illegality is to occur) repay such Bank's share of any outstanding Term Advances or in the case of the Overdraft Bank any amounts outstanding under the Overdraft Facility together with accrued interest thereon and all other amounts owing to such Bank hereunder and, in the case of Term Advances, any repayment so made shall reduce rateably the remaining obligations of the Borrower under Clause 10 (Repayment).

14.5 Mitigation If circumstances are such that a Bank intends to claim indemnification from the Borrower under Clause 12.2 (Tax Indemnity) or Clause
14.1 (Increased Costs) or if Clause 12.1 or 14.4 applies to a Bank such Bank shall, after consultation with the Agent and the Borrower and to the extent that it can do so lawfully and without prejudice to its own position, take such steps as it considers reasonable (including a change in its Facility Office or the transfer of its rights, benefits and obligations hereunder to another financial institution acceptable to the Borrower and willing to participate in the Facility) with a view to mitigating the effect of such circumstances on the Borrower.


                                    PART 6
               REPRESENTATIONS, COVENANTS AND EVENTS OF DEFAULT

15.   Representations

Each of the Group Obligors makes each of the representations and warranties set out in Clause 15 and acknowledges that the Agent, the Arranger and the Banks have entered into this Agreement in reliance on those representations and warranties.

15.1 Status and Due Authorisation It is a corporation duly incorporated, validly existing and registered under the laws of the jurisdiction in which it is incorporated and is duly qualified to do business as a foreign corporation in each jurisdiction where the nature of its business or the location of its assets requires such qualification and where the failure to so qualify would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of the Group taken as a whole. It has full power and authority and holds all requisite governmental licenses, permits and other approvals (a) to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except where failure to hold such licenses, permits and other approvals would not reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of the Group taken as a whole and (b) to enter into and perform its obligations under this Agreement. All corporate and other action required to authorise its execution of the Finance Documents to which it is a party and its performance of its obligations thereunder has been taken or done.

15.2 No Immunity In any proceedings taken in its jurisdiction of incorporation in relation to the Finance Documents to which it is a party, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

15.3 Validity and Admissibility in Evidence All acts, conditions and things required to be done, fulfilled and performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents to which it is a party, (b) to ensure that the obligations expressed to be assumed by it in the Finance Documents to which it is a party are legal, valid and binding and (c) to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation have been done, fulfilled and performed.

15.4 No Filing or Stamp Taxes Under the laws of its jurisdiction of incorporation in force at the date hereof, it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents to which it is a party.

15.5 Government Approval No authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other person is required for the due execution, delivery or performance by it of the Finance Documents to which it is a party.

15.6 Binding Obligations The obligations expressed to be assumed by it in the Finance Documents to which it is a party are legal, valid and binding obligations enforceable in accordance with the terms thereof subject to any limitations arising from administration, bankruptcy, insolvency, liquidation, reorganisation or similar laws generally affecting the rights of creditors and general principles of equity.

15.7 No Material Proceedings No litigation, action, proceeding or administrative proceeding of or before any court or agency or labour dispute affecting any member of the Group or any of their respective properties, businesses, assets or revenues which could reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of the Group taken as a whole or which purports to affect the legality, validity or enforceability of any of the Finance Documents has been started or, to the knowledge of the Parent, threatened.

15.8 Original Financial Statements The Original Financial Statements of the Borrower and the Initial Guarantors (other than the Group Parent) were prepared in accordance with UK GAAP and consistently applied and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Borrower and the Initial Guarantors (other than the Group Parent) at the date as of which they were prepared and the results of the Borrower's and the Initial Guarantors' (other than the Group Parent) consolidated (except in the case of the Borrower) operations during the financial year then ended.

15.9 No Material Adverse Change Since 31 December 1995, there has been no material adverse change in the business, results of operations, financial condition or prospects of the Group taken as a whole.

15.10 Information Memorandum The factual information contained in the Information Memorandum was, to the best of the Group Obligors' knowledge, correct in all material respects as at the date thereof and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in the Information Memorandum not materially misleading in the light of the circumstances under which such statements were made. All statements of opinion, estimates and projections contained in the Information Memorandum were made or prepared in good faith based on reasonable assumptions but, as regards any forecasts contained in the Information Memorandum, no representation or warranty is given other than that, as at the date such forecasts were generated, (a) such forecasts were based on the good faith estimates and assumptions of the management of the Borrower and the Group Parent, and (b) such estimates and assumptions were believed by such managements to be reasonable.

15.11 No Obligation to Create Security Its execution of the Finance Documents to which it is a party and its exercise of its rights and performance of its obligations hereunder will not result in the existence of nor oblige any member of the Group to create any encumbrance over all or any of its present or future revenues or assets.

15.12 Execution of the Finance Documents Its execution and delivery of the Finance Documents to which it is a party and its exercise of its rights and performance of its obligations hereunder do not and will not:

      (a) conflict with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets;

      (b) conflict with its constitutive documents and rules and regulations; or

      (c) conflict with any applicable law, regulation or official or judicial order.

in each case, in a manner that could reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of the ADT Group taken as a whole or (in the case of (a) and (c) only) which might reasonably be expected to give rise to a claim or claims being made against one of the Beneficiaries.

15.13 Ownership of the Borrower The Borrower is a wholly-owned subsidiary of the Parent.

15.14 Ownership of the Parent The Parent is a wholly-owned subsidiary of the Group Parent.

15.15 Intragroup Indebtedness to be Subordinated   No Group Obligor has any
Intragroup Indebtedness outstanding which is not Subordinated Intragroup Indebtedness.

15.16 Repetition of Warranties   The representations and warranties in Clause
15 shall survive the execution hereof and the making of the Term Advance under this Agreement and shall be deemed to be repeated (save for the representations and warranties contained in Clauses 15.7, 15.10, 15.11 and
15.12 which shall not be repeated) on the date on which the Term Advance is made and on the first day of each Interest Period, by reference to the facts and circumstances then existing.

16.   Financial Information

16.1 Annual Statements The Parent will furnish, or will cause to be furnished, to the Agent for the Banks no later than the filing of each 10-K of the Group Parent, but in no event later than 120 days after the end of each Financial Year:

      (i) copies of the audited consolidated annual financial statements (including balance sheet, profit and loss and cashflow statements) for such Financial Year for the Borrower, the Parent and the Group Parent, as of the end of such Financial Year;

      (ii) copies of the audited (consolidated where applicable) annual financial statements for such Financial Year for each Group Guarantor (other than the Parent); and

      (iii) in each case, audited by and reported on (without any Impermissible Qualification) as to fairness of presentation, generally accepted accounting principles and, except to the extent required to comply with UK GAAP or, as the case may be, US GAAP, consistency by Coopers & Lybrand or other independent accountants of internationally recognised standing, together with a certificate from such accountants stating whether, in making the examination necessary for such report, such accountants have become aware of any previously unnotified Event of Default or Potential Event of Default that has occurred and is continuing unwaived.

16.2 Quarterly Statements The Parent will furnish, or will cause to be furnished, to the Agent for the Banks promptly and in any event within 60 days after the end of each of the first three Financial Quarters of each Financial Year, quarterly unaudited consolidated financial statements (including balance sheet, profit and loss and cashflow statements) as of the end of such Financial Quarter for each of the Borrower, the Parent and the Group Parent for such Financial Quarter and for the period commencing at the end of the previous Financial Year and ending with the end of such Financial Quarter, in each case, certified (subject to normal year-end adjustments and any changes made in accordance with Clause 16.7) as to fairness of presentation, generally accepted accounting principles and consistency by the finance director or chief financial officer of such person.

16.3  Compliance Certificates   The Parent will furnish, or will cause to be
furnished to the Agent within ten business days of the delivery of the financial statements required by Clauses 16.1 and 16.2, a compliance certificate, executed by the finance director or, as the case may be, chief financial officer of the Parent in the form of the exhibit hereto, (i) showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Agent) compliance with the financial covenants set forth in Clauses 17.1 and 17.2 and/or (ii) giving notice of any Event of Default or Potential Event of Default.

16.4 Notice of Significant Events The Parent shall deliver, or will cause to be delivered as soon as possible and in any event within five business days after:

      (i) any executive or financial officer of the Borrower, the Parent or the Group Parent obtains knowledge of the occurrence of any Event of Default or Potential Event of Default, a statement of the finance director of the Parent setting forth details of such Event of Default or Potential Event of Default and the action which the Borrower or the Parent has taken and/or proposes to take with respect thereto; or

      (ii) a request from the Agent, confirmation from the Parent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred; or

      (iii) (a) the occurrence of any material adverse development with respect to any litigation, action, proceeding or (b) the commencement of any labour controversy, litigation, action, proceeding of the type described in Clause 15.7 (No Material Proceedings), notice thereof describing in reasonable detail such development or such labour controversy, litigation, action or proceeding.

16.5  Other Financial Information  The Parent shall:

      (a) furnish, or cause to be furnished, promptly after the sending or filing thereof, copies of all reports which the Group Parent sends to any class of its security holders generally, and all reports and registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) which any member of the ADT Group files with the Securities and Exchange Commission (or any foreign equivalent) or any national securities exchange including, without limitation, Form 10-Ks and 10-Qs for the Group Parent;

      (b) from time to time on the request of the Agent, furnish or cause to be furnished, to the Agent such information about the business and financial condition of all or any of the Obligors (or any of their respective subsidiaries) as the Agent may reasonably require.

16.6 Requirements as to Financial Statements Each of the Obligors shall ensure that each set of financial statements delivered by it pursuant to Clause 16.1 or 16.2 is prepared on the same basis as was used in the preparation of its Original Financial Statements and in accordance with accounting principles generally adopted in such Original Financial Statements and, except to the extent required to comply with UK GAAP or, as the case may be, US GAAP, consistently applied.

16.7 Accounting and Financial Determinations All accounting terms used in the Finance Documents shall be interpreted and all accounting determinations and computations under the Finance Documents shall be made in accordance with UK GAAP as applied in the Original Financial Statements of the Borrower or, as the case may be, US GAAP consistent with and as applied in the audited financial statements of the Group Parent for the financial year ended 31 December 1995.

17.   Financial Condition

17.1 Financial Condition of the Borrower The Borrower shall ensure that Net Worth shall not as at the end of any Financial Year be less than Pound Sterling300,000,000.

17.2 Financial Condition of the Group The Parent shall ensure that EBITDA in respect of the four consecutive Financial Quarters the last of which ends during a Financial Year specified in Column 1 is not less than the amount specified in Column 2 for such Financial Year:

        Column 1                 Column 2
      Financial Year              Amount

                              Pound Sterling

          1997                  45,000,000
          1998                  50,000,000
          1999                  55,000,000
          2000                  60,500,000
          2001                  66,000,000
          2002                  72,000,000


17.3  Testing of Financial Covenants

         (i) The covenant contained in Clause 17.1 will be tested at the end of each Financial Year by reference to the annual statements delivered pursuant to Clause 16.1 (Annual Statements);

        (ii) The covenant contained in Clause 17.2 will be tested as of the dates specified by reference to quarterly statements delivered pursuant to Clause 16.2 (Quarterly Statements) and by reference to the annual statements delivered pursuant to Clause 16.1 (Annual Statements).

17.4 Definitions of Financial Terms The expressions used in this Clause 17 (Financial Condition) shall have the following meanings:

         (i) "EBITDA" means for any Relevant Period, the aggregate of the profit on ordinary activities of the Parent and its consolidated subsidiaries before (or, if already taken into account in calculating such profit of the Parent and its consolidated subsidiaries after making the required adjustment):

                  (a)   any provision on account of taxation (excluding VAT);

                  (b) any interest, commissions, discounts and other fees incurred by the Parent or any of its consolidated subsidiaries in respect of Indebtedness;

                  (c) any amount attributable to depreciation on tangible fixed assets or amortisation of intangible fixed assets; and

                  (d) other exceptional gains outside the ordinary course of business;

                  as determined from the relevant financial statements delivered under Clause 16.1 or as the case may be, 16.2;

        (ii) "Financial Quarter" means each of those periods of approximately three calendar months in any financial year of the Group ending on any Quarter Date;

       (iii) "Financial Year" means each period of twelve calendar months ending on December 31; references to a Financial Year with a number corresponding to any calendar year refer to the Financial Year ending on the December 31 occurring during such calendar year;

        (iv)      "Net Worth" means:

                  (a) the stated share capital fully paid up and the additional paid in capital of the Borrower;

                  (b) plus the aggregate amount standing to the credit of the Borrower's capital and revenue reserves (including any share premium account and capital redemption reserve fund);

                  (c) plus or minus the amount standing to the credit or debit, as the case may be, of the accumulated consolidated profit and loss account of the Borrower;

                  (d) less any dividend or other distribution declared, recommended or made by the Borrower to the extent such dividend or distribution is not provided for in such accounts;

                  (e) less the amount of any writing up of the book value of any assets of the Borrower after the date hereof or, in the case of a company becoming a subsidiary of the Borrower after the date hereof, after the date of its becoming a subsidiary;

                  (f) less the amount of any sums required to be set aside for taxation payable by the Borrower and not provided for in such accounts except in respect of unprovided deferred taxation;

                  (g) less any amounts attributable to goodwill or other intangible assets of the Borrower but after adding back any amortised goodwill,

                  as determined from the relevant financial statements delivered under Clause 16.1;

         (v) "Quarter Date" means each of 31 March, 30 June, 30 September and 31 December;

        (vi) "Relevant Period" means the period of four Financial Quarters ending on the date on which the relevant calculation falls to be made.

18.   Covenants

18.1  Positive Covenants

         (i) Validity and Admissibility Each Group Obligor shall ensure that any act, condition or thing which is required to be done, fulfilled or performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform the obligations expressed to be assumed by it in each of the Finance Documents to which it is a party, (b) to ensure that the obligations expressed to be assumed by it in each of the Finance Documents to which it is party are legal, valid and binding, and (c) to make each of the Finance Documents to which it is party admissible in evidence in its jurisdiction of incorporation, is done fulfilled or performed.

        (ii) Claims Pari Passu Each Group Obligor shall ensure that at all times the claims of the Agent, the Arranger and the Banks against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

       (iii) Compliance with Laws Each Group Obligor shall comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation):

                  (a) except as permitted by Section 4.2.9 of the Group Parent Guarantee, the maintenance and preservation by each Group Obligor of its corporate existence and qualification as a foreign corporation in each jurisdiction where the nature of its business or the location of its assets requires it to be so qualified, except to the extent the failure to maintain and preserve its corporate existence or to be so qualified could not reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of the Group taken as a whole (it being acknowledged that the failure of the Borrower to maintain and preserve its corporate existence except as permitted by Section 4.2.9 of the Group Parent Guarantee shall be deemed to have such a material adverse effect); and

                  (b) the payment before the same become overdue of all material taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

18.2  Negative Covenants

         (i) Business Activities Save as agreed by an Instructing Group, no member of the Group shall engage in any business activity, except for those activities conducted in respect of the Core Businesses and existing businesses and such activities as may be incidental or related thereto; provided, however, that the Borrower will not be in default of this Clause 18.2(i) if, as part of the acquisition of a Core Business, the relevant member of the Group acquires a business or assets that would not constitute, or be included in, a Core Business, so long as (a) the primary purpose of such acquisition was the acquisition of such Core Business, which acquisition could not have been consummated on as commercially attractive terms without the acquisition of such other business or assets, (b) not less than 70% of the assets acquired pursuant to such acquisition related at the time of such acquisition to such Core Business, (c) the relevant member of the Group is diligently pursuing the sale of such other business or assets and (d) such business or assets do not have, and could not reasonably be expected to have, a material adverse effect on the business, results of operations, financial condition or prospects of the Group taken as a whole.

        (ii) Indebtedness The Parent shall not, and shall not permit any other member of the Group, without the prior written consent of an Instructing Group, to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than Permitted Indebtedness.

19.   Events of Default

Each of Clause 19.1 to Clause 19.17 describes circumstances which constitute an Event of Default for the purposes of the Finance Documents. Clause 19.18 and Clause 19.19 deal with the rights of the Agent and the Banks after the occurrence of an Event of Default.

19.1 Failure to Pay Any of the Obligors shall (a) default in the payment or prepayment when due of the principal of the Loan or (b) default (and such default shall continue unremedied for a period of three business days) in the payment when due of any interest on the Loan and any other payments under the Finance Documents.

19.2 Misrepresentation Any representation or statement made (or deemed to be repeated) by any of the Obligors in any of the Finance Documents is or proves to have been incorrect or misleading when made (or deemed to be repeated) in any material respect.

19.3 Specific Covenants Any of the Group Obligors fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clauses 17 (Financial Condition), Clause 18.1(ii) (Pari Passu), Clause 18.1(iii)(a) (Compliance with Laws) or Clause 18.2 (Negative Covenants) (other than Clause 18.2(i) (Business Activities)), the Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 2.2 (Purpose and Application of the Term Facility) or the Group Parent fails duly to perform or comply with any of the obligations expressed to be assumed by it under Sections 4.2 (other than Sections 4.2.1 and 4.2.20) or Section 4.1.6 or
Section 4.1.1(a) of the Group Parent Guarantee.

19.4 Specific Remediable Covenants Any of the Obligors fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 16.1, 16.3, 16.4 (Financial Information), Clause 18.1(i) (Validity and Admissibility) and Clause 18.2(i) (Business Activities) or Sections 4.1.7 and
4.2.1 of the Group Parent Guarantee and such failure shall continue unremedied for a period of five business days.

19.5 Other Obligations Any of the Obligors fails duly to perform or comply with any other obligation expressed to be assumed by it in any of the Finance Documents and such failure is not remedied within thirty days after the Agent has given notice thereof to such Obligor.

19.6 Cross Default Any Indebtedness in excess of, in aggregate, Pound Sterling10,000,000(or its equivalent in any other currency) of any member of the Group or any other member of the ADT Group is not paid when due or within any applicable grace period, any Indebtedness in excess of, in aggregate, Pound Sterling10,000,000(or its equivalent in any other currency) of any member of the Group or any other member of the ADT Group is declared to be or otherwise becomes due and payable prior to its specified maturity or any creditor or creditors of any member of the Group, or any other member of the ADT Group becomes entitled to declare any Indebtedness in excess of, in aggregate, Pound Sterling10,000,000(or its equivalent in any other currency) of any member of the Group due and payable prior to its specified maturity.

19.7 Insolvency and Rescheduling Any Material Related Party is unable to pay its debts as they fall due, admits in writing its inability to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the readjustment or rescheduling of all or any part of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors.

19.8 Winding-up Any Material Related Party takes any corporate action or other steps are taken or legal proceedings are started for its winding-up (but which are not discharged within 28 days), dissolution, administration or re-organisation (other than, except in the case of the Borrower, pursuant to a solvent winding-up or reorganisation details of which have been notified to the Agent at least 30 days prior to the proposed winding-up or reorganisation) or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of all or any substantial part of its assets.

19.9 Execution or Distress Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any substantial part of the assets of any Material Related Party.

19.10 Judgments   Any judgment or order for the payment of money in excess of
Pound Sterling10,000,000 shall be rendered against any Material Related Party and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (b) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

19.11 Analogous Events Any event occurs which under the laws of any jurisdiction has a similar or analogous effect to any of those events mentioned in Clause 19.7 (Insolvency and Rescheduling), Clause 19.8 (Winding-up) or Clause 19.9 (Execution or Distress).

19.12 Ownership of the Borrower The Borrower ceases to be a wholly-owned subsidiary of the Parent.

19.13 Ownership of the Guarantor Any of the Group Guarantors cease to be a wholly-owned subsidiary of the Parent.

19.14 Ownership of the Parent The Parent ceases to be a wholly-owned subsidiary of the Group Parent.

19.15 Change in Control  Any Change in Control shall occur.

19.16 Repudiation Any of the Obligors repudiates any of the Finance Documents or does or causes to be done any act or thing evidencing an intention to repudiate any of the Finance Documents.

19.17 Illegality At any time it is or becomes unlawful for any of the Obligors to perform or comply with any or all of its payment obligations under any of the Finance Documents or any of the payment obligations of any of the Obligors under any of the Finance Documents are not or cease to be legal, valid and binding.

19.18 Acceleration and Cancellation Upon the occurrence of an Event of Default or at any time thereafter if the same is still continuing, the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower:

      (a) declare the Term Advances to be immediately due and payable (whereupon the same shall become so due and payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or declare the Term Advances to be due and payable on demand of the Agent; and/or

      (b) declare that any undrawn portion of the Term Facility shall be cancelled, whereupon the same shall be cancelled and the Available Term Commitment of each Bank shall be reduced to zero.

19.19 Term Advances Due on Demand If, pursuant to Clause 19.18 (Acceleration and Cancellation), the Agent declares the Term Advances to be due and payable on demand of the Agent, then, and at any time thereafter, the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the
Borrower:

      (a) require repayment of the Term Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

      (b) select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of six months or less.


                                    PART 7
                                   GUARANTEE

20.   Guarantee and Indemnity

20.1 Guarantee The Group Guarantors irrevocably and unconditionally guarantee to the Agent, the Arranger and the Banks the due and punctual observance and performance of all the terms, conditions and covenants on the part of the Borrower contained in the Finance Documents and agrees to pay to the Agent from time to time on demand any and every sum or sums of money which the Borrower is at any time liable to pay to the Agent, the Arranger and the Banks or any of them under or pursuant to the Finance Documents and which has become due and payable but has not been paid at the time such demand is made.

20.2 Indemnity The Group Guarantors irrevocably and unconditionally agree as a primary obligation to indemnify the Agent, the Arranger and the Banks from time to time on demand by the Agent from and against any loss incurred by the Agent, the Arranger and the Banks or any of them as a result of any of the obligations of the Borrower under or pursuant to the Finance Documents being or becoming void, voidable, unenforceable or ineffective as against the Borrower for any reason whatsoever, whether or not known to the Agent, the Arranger and the Banks or any of them or any other person, the amount of such loss being the amount which the person or persons suffering it would otherwise have been entitled to recover from the Borrower.

20.3 Additional Security The obligations of the Group Guarantors herein contained shall be in addition to and independent of every other security which the Agent, the Arranger and the Banks or any of them may at any time hold in respect of any of the Borrower's obligations under the Finance Documents.

20.4 Continuing Obligations The obligations of the Group Guarantors herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Borrower under the Finance Documents and shall continue in full force and effect until final payment in full of all amounts owing by the Borrower under the Finance Documents and total satisfaction of all the Borrower's actual and contingent obligations under the Finance Documents.

20.5 Obligations not Discharged Neither the obligations of the Group Guarantors herein contained nor the rights, powers and remedies conferred in respect of the Group Guarantors upon the Agent, the Arranger and the Banks or any of them by this Agreement or by law shall be discharged, impaired or otherwise affected by:

      (a) the winding-up, dissolution, administration or re-organisation of the Borrower or any other person or any change in its status, function, control or ownership;

      (b) any of the obligations of any of the Obligors or any other person under the Finance Documents or under any other security taken in respect of any of its obligations hereunder being or becoming illegal, invalid, unenforceable or ineffective in any respect;

      (c) time or other indulgence being granted or agreed to be granted to any Obligor in respect of its obligations under any of the Finance Documents;

      (d) any amendment to, or any variation, waiver or release of, any obligation of any Obligor under any of the Finance Documents or under any other security;

      (e) any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of any Obligor's obligations under any of the Finance Documents;

      (f) any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of any Obligor's obligations under any of the Finance Documents; or

      (g) any other act, event or omission which, but for this Clause 20.5, might operate to discharge, impair or otherwise affect any of the obligations of any Group Guarantor herein contained or any of the rights, powers or remedies conferred upon the Agent, the Arranger and the Banks or any of them by any of the Finance Documents or by law.

20.6 Settlement Conditional Any settlement or discharge between any of the Group Guarantors and the Agent, the Arranger and the Banks or any of them shall be conditional upon no security or payment to the Agent, the Arranger and the Banks or any of them by the Borrower or any Guarantor or any other person on behalf of the Borrower or, as the case may be, any Guarantor being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application for the time being in force and, if any such security or payment is so avoided or reduced, the Agent, the Arranger and the Banks shall each be entitled to recover the value or amount of such security or payment from the Group Guarantors subsequently as if such settlement or discharge had not occurred.

20.7 Exercise of Rights Neither the Agent, the Arranger and the Banks nor any of them shall be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of the Group Guarantors by any of the Finance Documents or by law:

      (a)   to make any demand of the Borrower or any other Obligor;

      (b) to take any action or obtain judgment in any court against the Borrower or any other Obligor;

      (c) to make or file any claim or proof in a winding-up or dissolution of the Borrower or any other Obligor; or

      (d) to enforce or seek to enforce any other security taken in respect of any of the obligations of the Borrower or any other Obligor under any of the Finance Documents;

save that notice of non-payment shall first be given to the Borrower provided that if no such notice is given to the Borrower prior to the exercise of such rights, powers or remedies, that does not preclude the Agent, the Arranger and the Banks or any of them, giving notice to the Borrower and thereafter exercising such rights, powers or remedies.

20.8 Deferral of Group Guarantor's Rights The Group Guarantors agree that, so long as any amounts are or may be owed by the Borrower under any of the Finance Documents or the Borrower is under any actual or contingent obligations under any of the Finance Documents, the Group Guarantors shall not exercise any rights which the Group Guarantors may at any time have by reason of performance by it of its obligations hereunder:

      (a)   to be indemnified by the Borrower; and/or

      (b) to claim any contribution from any other guarantor of the Borrower's obligations under any of the Finance Documents; and/or

      (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Agent, the Arranger and the Banks under any of the Finance Documents or of any other security taken pursuant to, or in connection with, any of the Finance Documents by all or any of the Agent, the Arranger and the Banks,

Provided that the restrictions contained in (a) and (b) above shall only apply after the occurrence of an Event of Default but shall apply irrespective of when the claim for contribution or indemnification under this Clause 20.8 arose.

20.9 Suspense Accounts All moneys received, recovered or realised by a Bank by virtue of Clause 20.1 (Guarantee) or Clause 20.2 (Indemnity) may, in that Bank's discretion, be credited to a suspense or impersonal account and may be held in such account for so long as such Bank thinks fit pending the application from time to time (as such Bank may think fit) of such moneys in or towards the payment and discharge of any amounts owing by any of the Obligors to such Bank under any of the Finance Documents. If and when the aggregate of all moneys held on suspense or impersonal account exceeds the aggregate amount payable by the Borrower under the Finance Documents to such Bank, such Bank shall, as soon as practicable thereafter, apply any amount held in such suspense or impersonal account in satisfaction of the amounts payable by the Obligors under the Finance Documents.


                                    PART 8
                        DEFAULT INTEREST AND INDEMNITY

21.   Default Interest and Indemnity

21.1 Default Interest Periods If any sum due and payable by any of the Obligors under any of the Finance Documents is not paid on the due date therefor in accordance with the provisions of Clause 23 (Payments) or if any sum due and payable by any of the Obligors under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of such Obligor to pay such sum (the balance thereof for the time being unpaid being herein referred to as an "unpaid sum") is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 21) be selected by the Agent.

21.2 Default Interest During each such period relating thereto as is mentioned in Clause 21.1 (Default Interest Periods) an unpaid sum shall bear interest at the rate per annum which is the sum from time to time of two per cent., the Margin, the Associated Costs Rate in respect thereof at such time and LIBOR on the Quotation Date therefor Provided that:

      (a) if, for any such period, LIBOR cannot be determined, the rate of interest applicable to such unpaid sum shall be the rate per annum which is the sum of two per cent., the Margin, the Associated Costs Rate (save in the case of a Double Tax Treaty Bank which does not incur the costs of complying with the reserve asset requirements of the Bank of England) in respect thereof at such time and the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-sixteenth of one per cent.) of the rates notified by each of the Reference Banks to the Agent before the last day of such period to be those which express as a percentage rate per annum the cost to it of funding from whatever sources it may select its portion of such unpaid sum for such period; and

      (b) if such unpaid sum is all or part of a Term Advance which became due and payable on a day other than the last day of an Interest Period relating thereto, the first such period applicable thereto shall be of a duration equal to the unexpired portion of that Interest Period and the rate of interest applicable thereto from time to time during such period shall be that which exceeds by two per cent. the rate which would have been applicable to it had it not so fallen due.

21.3 Payment of Default Interest Any interest which shall have accrued under Clause 21.2 (Default Interest) in respect of an unpaid sum shall be due and payable and shall be paid by the Obligor owing such unpaid sum at the end of the period by reference to which it is calculated.

21.4 Broken Periods If any Bank or the Agent on its behalf receives or recovers all or any part of such Bank's share of a Term Advance otherwise than on the last day of an Interest Period relating to that Term Advance, the Borrower shall pay to the Agent within fourteen days of its receipt of written notice from the Agent for account of such Bank an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of that Interest Period (less Margin and Associated Costs) exceeds
(b) the amount of interest which in the opinion of the Agent would have been payable to the Agent on the last day of that Interest Period in respect of a sterling deposit equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the third business day following the date of such receipt or recovery and ending on the last day of that Interest Period.

21.5  Borrower's Indemnity  The Borrower undertakes to indemnify:

      (a) each of the Agent, the Arranger and the Banks against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, which any of them may sustain or incur as a consequence of the occurrence of any Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in any of the Finance Documents; and

      (b) each Bank against any loss it may suffer or incur as a result of its funding or making arrangements to fund its portion of a Term Advance requested by the Borrower under any of the Finance Documents but not made by reason of the operation of any one or more of the provisions hereof (other than default by or gross negligence of such Bank or the Agent).

21.6 Unpaid Sums as Term Advances Any unpaid sum shall (for the purposes of this Clause 21, Clause 14.1 (Increased Costs)and the Fifth Schedule (Associated Costs Rate)) be treated as an advance and accordingly in this Clause 21, Clause 14.1 (Increased Costs) and the Fifth Schedule (Associated Costs Rate)) the term "Term Advance" includes any unpaid sum and the term "Interest Period", in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 21.1 (Default Interest Periods).


                                    PART 9
                                   PAYMENTS

22.   Currency of Account and Payment

22.1 Currency of Account Sterling is the currency of account and payment for each and every sum at any time due from any of the Obligors under any of the Finance Documents Provided that:

      (a) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

      (b)   each payment pursuant to Clause 12.2 (Tax Indemnity) or Clause
            14.1 (Increased Costs) shall be made in the currency specified by the party claiming thereunder.

22.2 Currency Indemnity If any sum due from any of the Obligors under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against such Obligor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered or incurred as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

23.   Payments

23.1 Payments to the Agent On each date on which this Agreement requires an amount denominated in sterling to be paid by any of the Obligors or any of the Banks under any of the Finance Documents, such Obligor or, as the case may be, such Bank shall make the same available to the Agent by payment in sterling and in immediately available, freely transferable, cleared funds to The Bank of Nova Scotia, London, Sort Code 30-16-61 (or such other account or bank as the Agent may have specified for this purpose).

23.2 Alternative Payment Arrangements If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for any of the Obligors to make any payments under any of the Finance Documents in the manner specified in Clause 23.1 (Payments to the Agent), then such Obligor may agree with each or any of the Banks alternative arrangements for the payment direct to such Bank of amounts due to such Bank under any of the Finance Documents Provided that, in the absence of any such agreement with any Bank, such Obligor shall be obliged to make all payments due to such Bank in the manner specified herein. Upon reaching such agreement such Obligor and such Bank shall immediately notify the Agent thereof and shall thereafter promptly notify the Agent of all payments made direct to such Bank.

23.3 Payments by the Agent Save as otherwise provided herein, each payment received by the Agent for the account of another person pursuant to Clause
23.1 (Payments to the Agent) shall be made available by the Agent to such other person (in the case of a Bank, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank in London as such person shall have previously notified to the Agent.

23.4 No Set-off All payments required to be made by any of the Obligors under any of the Finance Documents shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

23.5 Clawback Where a sum is to be paid under any of the Finance Documents to the Agent for account of another person, the Agent shall not be obliged to make the same available to that other person until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum was so made available shall on request refund the same to the Agent together with an amount sufficient to indemnify the Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum prior to its having received such sum.

23.6 Non Business Days If a payment would otherwise fall due on a day which is not a business day, it shall instead be due on the next succeeding business day.

24.   Set-Off

24.1 Contractual Set-off On or after the occurrence of an Event of Default (if the same is still continuing), each of the Obligors authorises each Bank to apply any credit balance to which such Obligor is entitled on any account of such Obligor with that Bank in satisfaction of any sum due and payable from such Obligor to such Bank under any of the Finance Documents but unpaid; for this purpose, each Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

24.2 Set-off not Mandatory No Bank shall be obliged to exercise any right given to it by Clause 24.1 (Contractual Set-off).

25.   Sharing

25.1 Redistribution of Payments If, at any time, the proportion which any Bank (a "Recovering Bank") has received or recovered (whether by payment, the exercise of a right of set-off or combination of accounts or otherwise) in respect of its portion of any payment (a "relevant payment") to be made under this Agreement by any of the Obligors for account of such Recovering Bank and one or more other Banks is greater (the portion of such receipt or recovery giving rise to such excess proportion being herein called an "excess amount") than the proportion thereof so received or recovered by the Bank or Banks so receiving or recovering the smallest proportion thereof, then:

      (a) such Recovering Bank shall inform the Agent of such receipt or recovery and pay to the Agent an amount equal to such excess amount;

      (b) there shall thereupon fall due from such Obligor to such Recovering Bank an amount equal to the amount paid out by such Recovering Bank pursuant to paragraph (a) above, the amount so due being, for the purposes hereof, treated as if it were an unpaid part of such Recovering Bank's portion of such relevant payment; and

      (c) the Agent shall treat the amount received by it from such Recovering Bank pursuant to paragraph (a) above as if such amount had been received by it from such Obligor in respect of such relevant payment and shall pay the same to the persons entitled thereto (including such Recovering Bank) pro rata to their respective entitlements thereto.

25.2 Repayable Recoveries If any sum (a "relevant sum") received or recovered by a Recovering Bank in respect of any amount owing to it by any of the Obligors becomes repayable and is repaid by such Recovering Bank, then:

      (a) each Bank which has received a share of such relevant sum by reason of the implementation of Clause 25.1 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of such Recovering Bank an amount equal to its share of such relevant sum; and

      (b) there shall thereupon fall due from such Obligor to each such Bank an amount equal to the amount paid out by it pursuant to paragraph
            (a) above, the amount so due being, for the purposes hereof, treated as if it were the sum payable to such Bank against which such Bank's share of such relevant sum was applied.


                                    PART 10
                           FEES, COSTS AND EXPENSES

26.   Fees

26.1 Arrangement Fee The Borrower shall pay to the Arranger the fees specified in the letter of even date herewith from the Arranger to the Borrower at the times, and in the amounts, specified in such letter.

26.2 Agency Fee The Borrower shall pay to the Agent for its own account the agency fees specified in the letter of even date herewith from the Agent to the Borrower at the times, and in the amounts, specified in such letter.

27.   Costs and Expenses

27.1 Transaction Expenses The Borrower shall, from time to time on demand of the Agent, reimburse each of the Agent and the Arranger for all reasonable "out-of-pocket" costs and expenses (including, but not limited to, reasonable legal expenses, printing and publicity costs, telex, telephone and facsimile costs) together with any VAT thereon incurred by it in connection with the negotiation, preparation and execution of each of the Finance Documents and the completion of the transactions therein contemplated.

27.2 Preservation and Enforcement of Rights The Borrower shall, from time to time on demand of the Agent, reimburse the Agent, the Arranger and the Banks for all costs and expenses (including legal fees) together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Agent, the Arranger and the Banks under any of the Finance Documents.

27.3 Stamp Taxes The Borrower shall pay all stamp, registration and other taxes to which any of the Finance Documents or any judgment given in connection herewith is or at any time may be subject and shall, from time to time on demand of the Agent, indemnify the Agent, the Arranger and the Banks against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

27.4 Agent's Costs The Borrower shall, from time to time on demand of the Agent (and without prejudice to the provisions of Clause 27.2 (Preservation and Enforcement of Rights) and Clause 33.2 (Amendment Costs) reimburse the Agent for its out of pocket costs and expenses (including telephone, fax, copying and travel costs) incurred by the Agent in connection with its taking such action as it may deem appropriate or in complying with any instructions from an Instructing Group or any request by the Obligors or either of them in connection with:

      (a) the granting or proposed granting of any waiver or consent requested hereunder by the Obligors or any of them;

      (b) any actual, potential or suspected breach by the Obligors or any of them of its obligations under any of the Finance Documents;

      (c) the occurrence of any event which is an Event of Default or a Potential Event of Default; or

      (d) any amendment or proposed amendment to any of the Finance Documents requested by the Obligors or any of them.

27.5 Banks' Liabilities for Costs If the Borrower fails to perform any of its obligations under this Clause 27, each Bank shall, in the proportion borne by its share of the Loan (or, if no Term Advances have been made, its Available Term Commitment or, in the case of the Overdraft Bank, its Overdraft Commitment) to the amount of the Loan (or, if no Term Advances have been made, the aggregate of the Available Term Facility and the Overdraft Facility) for the time being (or, if the Loan has been repaid in full, immediately prior to the final repayment thereof), indemnify each of the Agent and the Arranger against any loss incurred by any of them as a result of such failure and the Borrower shall forthwith reimburse each Bank for any payment made by it pursuant to this Clause 27.5.


                                    PART 11
                               AGENCY PROVISIONS

28.   The Agent, the Arranger and the Banks

28.1 Appointment of the Agent The Arranger and each Bank hereby appoints the Agent to act as its agent in connection with the Finance Documents and authorises the Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agent by the terms of the Finance Documents together with all such rights, powers, authorities and discretions as are reasonably incidental thereto.

28.2  Agent's Discretions  The Agent may:

      (a) assume, unless it has, in its capacity as agent for the Banks, received notice to the contrary from any other party to any of the Finance Documents, that (i) any representation made by any of the Obligors in connection with any of the Finance Documents is true,
            (ii) no Event of Default or Potential Event of Default has occurred, (iii) none of the Obligors is in breach of or default under its obligations under any of the Finance Documents and (iv) any right, power, authority or discretion vested herein upon an Instructing Group, the Banks or any other person or group of persons has not been exercised;

      (b) assume that the Facility Office of each Bank is that identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) until it has received from such Bank a notice designating some other office of such Bank to replace its Facility Office and act upon any such notice until the same is superseded by a further such notice;

      (c) engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

      (d) rely as to any matters of fact which might reasonably be expected to be within the knowledge of any of the Obligors upon a certificate signed by or on behalf of such Obligor;

      (e) rely upon any communication or document believed by it to be genuine;

      (f) refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by an Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

      (g) refrain from acting in accordance with any instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with this Agreement until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions.

28.3  Agent's Obligations  The Agent shall:

      (a) promptly inform each Bank of the contents of any notice or document received by it in its capacity as Agent from any of the Obligors under any of the Finance Documents;

      (b) promptly notify each Bank of the occurrence of any Event of Default or any default by any of the Obligors in the due performance of or compliance with its obligations under any of the Finance Documents of which the Agent has notice from any other party hereto or the Group Parent;

      (c) save as otherwise provided herein, act as agent under any of the Finance Documents in accordance with any instructions given to it by an Instructing Group, which instructions shall be binding on the Arranger and the Banks; and

      (d) if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it as agent under any of the Finance Documents.

28.4 Excluded Obligations Notwithstanding anything to the contrary expressed or implied herein, neither the Agent nor the Arranger shall:

      (a) be bound to enquire as to (i) whether or not any representation made by any of the Obligors in connection with any of the Finance Documents is true, (ii) the occurrence or otherwise of any Event of Default or Potential Event of Default, (iii) the performance by any of the Obligors of its obligations under any of the Finance Documents or (iv) any breach of or default by any of the Obligors of or under its obligations under any of the Finance Documents;

      (b) be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

      (c) be bound to disclose to any other person any information relating to any member of the Group if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person; or

      (d) be under any obligations other than those for which express provision is made herein.

28.5 Indemnification Each Bank shall, from time to time on demand by the Agent, indemnify the Agent, in the proportion its share of the Loan (or, if no Term Advances have been made, its Available Term Commitment or in the case of the Overdraft Bank, its Overdraft Commitment) bears to the amount of the Loan (or, if no Term Advances have been made, the aggregate of the Available Term Facility and the Overdraft Facility) at the time of such demand (or, if the Loan has then been repaid in full, immediately prior to the final repayment thereof), against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent under the Finance Documents.

28.6 Exclusion of Liabilities Neither the Agent and the Arranger nor any of them accepts any responsibility for the accuracy and/or completeness of any information supplied by any of the Obligors in connection herewith or for the legality, validity, effectiveness, adequacy or enforceability of any of the Finance Documents and neither the Agent and the Arranger nor any of them shall be under any liability as a result of taking or omitting to take any action in relation to any of the Finance Documents, save in the case of gross negligence or wilful misconduct.

28.7 No Actions Each of the Banks agrees that it will not assert or seek to assert against any director, officer or employee of the Agent or the Arranger any claim it might have against any of them in respect of the matters referred to in Clause 28.6 (Exclusion of Liabilities).

28.8 Business with the Group The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.9 Resignation The Agent may resign its appointment hereunder at any time without assigning any reason therefor by giving not less than thirty days' prior written notice to that effect to each of the other parties hereto Provided that no such resignation shall be effective until a successor for the Agent is appointed in accordance with the succeeding provisions of this Clause 28.

28.10 Successor Agent If the Agent gives notice of its resignation pursuant to Clause 28.9 (Resignation), then any reputable and experienced bank or other financial institution may, after consultation with the Borrower, be appointed as a successor to the Agent by an Instructing Group during the period of such notice but, if no such successor is so appointed, the Agent may appoint such a successor itself.

28.11 Rights and Obligations If a successor to the Agent is appointed under the provisions of Clause 28.10 (Successor Agent), then (a) the retiring Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 28 and (b) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto.

28.12 Own Responsibility It is understood and agreed by each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group and each member of the ADT Group and, accordingly, each Bank warrants to the Agent and the Arranger that it has not relied on and will not hereafter rely on the Agent and the Arranger or any of them:

      (a) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by any of the Obligors in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter circulated to such Bank by the Agent and the Arranger or any of them); or

      (b) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any member of the Group or any member of the ADT Group.

28.13 Agency Division Separate In acting as agent under the Finance Documents for the Banks, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 28, any information received by some other division or department of the Agent may be treated as confidential and shall not be regarded as having been given to the Agent's agency division.

28.14 Confidential Information Notwithstanding anything to the contrary expressed or implied herein and without prejudice to the provisions of Clause
28.13 (Agency Division Separate), the Agent shall not as between itself and the Banks be bound to disclose to any Bank or other person any information which is supplied by any member of the Group or any member of the ADT Group to the Agent in its capacity as agent hereunder for the Banks and which is identified by such member of the Group or, as the case may be, of the ADT Group at the time it is so supplied as being confidential information
Provided that the Agent shall disclose any information which in the reasonable opinion of the Agent indicates that an Event of Default or Potential Event of Default has occurred and may disclose to a Bank any information in respect of which that Bank has given a confidentiality undertaking in a form satisfactory to the Agent and the relevant member of the Group or, as the case may be, of the ADT Group.


                                    PART 12
                           ASSIGNMENTS AND TRANSFERS

29.   Assignments and Transfers

29.1 Binding Agreement This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, Transferees and assigns.

29.2 No Assignments and Transfers by the Obligors None of the Obligors shall be entitled to assign or transfer all or any of its rights, benefits and obligations under any of the Finance Documents.

29.3 Assignments and Transfers by Banks Any Bank may, at any time, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) assign all or, save in the case of the Overdraft Bank, any of its rights and benefits under any of the Finance Documents or transfer in accordance with Clause 29.5 (Transfers by Banks) all or, save in the case of the Overdraft Bank, any of its rights, benefits and obligations under any of the Finance Documents to any Section 349 Bank, in each case (as that term is defined in Clause 13.3) or Double Tax Treaty Bank but not to any other person Provided that no such consent of the Borrower as is referred to in this Clause 29.3 shall be required:

(i) for an assignment or transfer by a Bank to an Affiliate of the Bank Provided that no Obligor shall be liable to pay any amounts under Part 5 to any such Affiliate in excess of any amount which would have been payable in the absence of the assignment or transfer to such Affiliate if such liability:

      (a) arises at the time of the assignment or transfer or as a result only of circumstances existing at such time or would arise as a result of any then current final budgetary proposals or other final proposals from any central bank or other fiscal or monetary authority; and

      (b)   would not have arisen but for such assignment or transfer; or

(ii) if at the time of such transfer or assignment an Event of Default has occurred and is continuing unwaived.

29.4 Assignments by Banks If any Bank assigns all or, save in the case of the Overdraft Bank, any of its rights and benefits under any of the Finance Documents in accordance with Clause 29.3 (Assignments and Transfers by Banks), then, unless and until the assignee has agreed with the Agent, the Arranger, the Borrower and the other Banks that it shall be under the same obligations towards each of them as it would have been under if it had been an original party to the Finance Documents as a Bank (whereupon such assignee shall become a party to the Finance Documents as a "Bank"), the Agent, the Arranger, the Borrower and the other Banks shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party to the Finance Documents.

29.5 Transfers by Banks If any Bank wishes to transfer all or, save in the case of the Overdraft Bank, any of its rights, benefits and/or obligations under any of the Finance Documents as contemplated in Clause 29.3 (Assignments and Transfers by Banks), then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth business day after (or such earlier business day endorsed by the Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Agent:

      (a) to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer its rights, benefits and obligations under any of the Finance Documents, each of the Group Obligors and such Bank shall be released from further obligations towards one another under any of the Finance Documents and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 29.5 as "discharged rights and obligations");

      (b) each of the Group Obligors and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Bank;

      (c) the Agent, the Arranger, such Transferee and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to the Finance Documents as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer; and

      (d) such Transferee shall become a party hereto as a Term Bank or the Overdraft Bank, as the case may be.

29.6 Transfer Fees On the date upon which a transfer takes effect pursuant to Clause 29.5 (Transfers by Banks) the Transferee in respect of such transfer shall pay to the Agent for its own account a transfer fee of Pound Sterling750.

29.7  Disclosure of Information

(a) Save as allowed under Clause 28.14 and 29.7(b), or as requested by any regulatory authority, bank examiner or statutory auditors, or as required by an order of any court of competent jurisdiction, or in pursuance to any procedure for disclosure of documents in any proceedings before any such court, or pursuant to any law or regulation having the force of law in any country, the Agent, the Arranger and the Banks shall not, without the Borrower's prior written consent, disclose any confidential information which is not at the time of transmission public knowledge made available to it in relation to any of the Finance Documents save to such of its officers, employees, agents and advisers as are required in the course of their duties to receive and consider the same.

(b) Any Bank may disclose to any actual or potential assignee or Transferee or to any person who may otherwise enter into contractual relations with such Bank in relation to any of the Finance Documents such information (the "Information Material") about the Obligors, the Group or the ADT Group as such Bank shall consider appropriate provided that such Bank shall obtain from the person to whom the Information Material is provided an undertaking to keep the Information Material secret and confidential and not without the Borrower's prior written consent, disclose to any third party any of the Information Material except that (x) such person may disclose the Information Material to such officers, employees, agents and advisers as are required in the course of their duties to receive and consider the same, and (y) the foregoing shall not apply to any disclosure (i) required or requested to be made to any regulatory authority, bank examiner or statutory auditors; or (ii) required by an order of any court of competent jurisdiction, or in pursuance of any procedure for disclosure of documents in any proceedings before any such court, or pursuant to any law or regulation having the force of law in any country.


                                    PART 13
                                 MISCELLANEOUS


30.   Calculations and Evidence of Debt

30.1 Basis of Accrual Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 365 days (or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed.

30.2 Quotations If on any occasion a Reference Bank or Bank fails to supply the Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent.

30.3 Evidence of Debt Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

30.4 Control Accounts The Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of any Term Advance made or arising hereunder and each Bank's share therein, (b) the amount of all principal, interest and other sums due or to become due from any of the Obligors to any of the Banks hereunder and each Bank's share therein and (c) the amount of any sum received or recovered by the Agent hereunder and each Bank's share therein.

30.5 Prima Facie Evidence In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 30.3 (Evidence of Debt) and Clause 30.4 (Control Accounts) shall be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

30.6 Certificates of Banks A certificate of a Bank as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 12.1 (Tax Gross-up) or (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 12.2 (Tax Indemnity) or Clause 14.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

30.7 Agent's Certificates A certificate of the Agent as to the amount at any time due from the Borrower hereunder or the amount which, but for any of the obligations of the Borrower hereunder being or becoming void, voidable, unenforceable or ineffective, at any time would have been due from the Borrower hereunder shall, in the absence of manifest error, be conclusive for the purposes of Part 7 (Guarantee).

31.   Remedies and Waivers, Partial Invalidity

31.1 Remedies and Waivers No failure to exercise, nor any delay in exercising, on the part of the Agent, the Arranger and the Banks or any of them, any right or remedy under any of the Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies in the Finance Documents provided are cumulative and not exclusive of any rights or remedies provided by law.

31.2 Partial Invalidity If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

32.   Notices

32.1 Communications in Writing Each communication to be made hereunder shall be made in writing and, unless otherwise stated, shall be made by fax, telex or letter Provided that the Borrower shall indemnify each of the Agent, the Managers and the Banks against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon which any of them may sustain or incur as a consequence of any telefax communication originating from the Borrower not being actually received by or delivered to the intended recipient thereof or any telefax communication purporting to originate from the Borrower being made or delivered fraudulently.

32.2 Delivery Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by fifteen days' written notice to the Agent specified another address) be made or delivered to that other person at the address identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) and shall be deemed to have been made or delivered when despatched (in the case of any communication made by fax or telex) or (in the case of any communication made by letter) when left at that address or (as the case may be) ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address Provided that any communication or document to be made or delivered to the Agent shall be effective only when received by the Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Agent's signature below (or such other department or officer as the Agent shall from time to time specify for this purpose).

32.3 English Language Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

32.4 Copies to ADT, Inc.A notice to the Borrower or any other Group Obligor shall be copied to ADT, Inc. at the address specified below (or such other address as may be specified with 15 days' written notice) provided that failure to provide such a copy to ADT, Inc. shall not in any way whatsoever prejudice the validity of the communication to the Borrower or such other Group Obligor:

      ADT, Inc.
      PO Box 5035
      Boca Raton
      Florida  33431-0385
      USA

      Attention:  General Counsel
      Fax No:     00 1 561 988 3892

33.   Amendments

33.1 Amendment Procedures The Agent shall if it has the prior written consent of an Instructing Group and the Borrower, from time to time agree in writing to amend the Finance Documents or to waive, prospectively or retrospectively, any of the requirements of the Finance Documents and any amendments or waivers so agreed shall be binding on all the Banks, the Arranger and the Obligors Provided that:

      (a) no such waiver or amendment shall subject any party hereto to any new or additional obligations without the consent of such party;

      (b) without the prior written consent of any Bank affected thereby, no such amendment or waiver shall:

              (i) reduce the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from the Borrower hereunder to which any Bank is entitled;

             (ii) change the principal amount of or currency of any Term Advance, or defer any Repayment Date; or

            (iii) change the Margin, change the amount or currency or defer the date for any payment of interest, fees or any other amount payable hereunder to all or any of the Agent, the Arranger and the Banks;

      (c) without the prior written consent of all the Banks, no such amendment or waiver shall:

              (i) amend or waive any provision relating to the rate of interest applicable to any Term Advance under Part 3 (Interest), the release of a Group Guarantor other than in accordance with the terms of Clause 20 (Guarantee and Indemnity), Clause 25 (Sharing) or this Clause 33;

             (ii)       amend the definition of Instructing Group; or

            (iii) amend any provision which contemplates the need for the consent or approval of all the Banks; and

      (d) notwithstanding any other provisions hereof, the Agent shall not be obliged to agree to any such amendment or waiver if the same would:

              (i) amend or waive any provision of this Clause 33, Clause 27 (Costs and Expenses) or Part 11 (Agency Provisions); or

             (ii) otherwise amend or waive any of the Agent's rights hereunder or subject the Agent or the Arranger to any additional obligations hereunder.

33.2 Amendment Costs If any Obligor requests any amendment or waiver in accordance with Clause 33.1 (Amendment Procedures) then the Borrower shall, on demand of the Agent, reimburse the Agent and the Arranger for reasonable costs and expenses (including legal fees) together with any VAT thereon incurred by the Agent and the Arranger in responding to or complying with such request.

34.   Counterparts

      This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same Agreement.

35.   Law

      This Agreement shall be governed by, and shall be construed in accordance with, English law.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.


                            THE FIRST SCHEDULE

                                 The Banks

                                  Part 1

                                Term Banks


Bank                       Term Commitment (Pound Sterling)

The Bank of Montreal       15,000,000
The Bank of Nova Scotia    20,000,000
The Fuji Bank, Limited     15,000,000
Midland Bank plc           10,000,000
NationsBank N.A.           15,000,000
Credit Lyonnais            10,000,000



                                    Part 2

                                Overdraft Bank


Bank                       Overdraft Commitment ( Pound Sterling)

Midland Bank plc           5,000,000



                              THE SECOND SCHEDULE

                         Form of Transfer Certificate

To:   The Bank of Nova Scotia


                             TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended, varied, novated or supplemented, the "Facility Agreement") dated 17 March 1997 whereby a Pound Sterling85,000,000 term and a Pound Sterling5,000,000 overdraft facility was made available to ADT Finance plc as borrower under the guarantee of ADT Limited and others as guarantors by a group of banks on whose behalf The Bank of Nova Scotia acted as agent in connection therewith.

1. Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank, Transferee, Bank's Participation and Amount Transferred are defined in the schedule hereto.

2. The Bank confirms that the Bank's Participation is an accurate summary of its participation in the Facility Agreement and requests the Transferee to accept and procure the transfer to the Transferee of a percentage of the Bank's Participation (equal to the percentage that the Amount Transferred is of the aggregate of the component amounts (as set out in the schedule hereto) of the Bank's Participation) by counter-signing and delivering this Transfer Certificate to the Agent at its address for service of notices specified in the Facility Agreement.

3. The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 29.5 (Transfers by Banks) of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4. The Transferee confirms that it has received a copy of the Facility Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or the Guarantors.

5. The Transferee hereby undertakes with the Bank and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6. The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of the Borrower or the Guarantors or for the performance and observance by the Borrower or the Guarantors of any of its obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7. The Bank hereby gives notice that nothing herein or in the Facility Agreement (or any document relating thereto) shall oblige the Bank to (a) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including the non-performance by the Borrower, the Guarantors or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (a) or (b) above.

8. The Transferee represents that it is either (a) a bank for the purposes of section 840A of the Taxes Act 1988 and that it will be beneficially entitled to, and within the charge to corporation tax as regards, any interest it will receive following this transfer or (b) a Double Tax Treaty Bank.

9. This Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English law.


                                 THE SCHEDULE

1.    Bank:

2.    Transferee:

3.    Transfer Date:

4.    Bank's Participation:

            Bank's Term Commitment              Portion Transferred


            Bank's Overdraft Commitment         Portion Transferred

                                                100%

5.    Amount Transferred:

      Term Advances:

            Amount of Bank's Participation      Portion Transferred


      Overdraft Facility:

            Amount of Bank's Participation      Portion Transferred

                                                100%


[Transferor Bank]                    [Transferee Bank]

By:                                  By:

Date:                                Date:



                     Administrative Details of Transferee

Address:

Contact Name:

Account for Payments:

Telex:

[Fax:]

Telephone:




                              THE THIRD SCHEDULE

                         Condition Precedent Documents

A.    Corporate Documents

1.    In relation to each of the Obligors:

      (a) a copy, certified a true copy by a duly authorised officer of such Obligor, of the constitutional documents of such Obligor;

      (b) a copy, certified a true copy by a duly authorised officer of such Obligor, of a board resolution of such Obligor approving the execution, delivery and performance of the Finance Documents to which it is a party and the terms and conditions thereof and authorising a named person or persons to sign the Finance Documents to which it is a party and any documents to be delivered by such Obligor pursuant thereto; and

      (c) a certificate of a duly authorised officer of such Obligor setting out the names and signatures of the persons authorised to sign, on behalf of such Obligor, the Finance Documents to which it is a party and any documents to be delivered by such Obligor pursuant thereto.

2.    Group Structure List.

B.    Financial Information

1. A copy, certified a true copy by a duly authorised officer of the Borrower, of the Original Financial Statements of the Borrower.

2. A copy, certified a true copy by a duly authorised officer of the relevant Initial Guarantor (other than the Parent) and Automated Security (Holdings) plc of the Original Financial Statements of each of the Initial Guarantors (other than the Parent) and Automated Security (Holdings) plc.

3. A copy, certified a true copy by a duly authorised officer of the Group Parent, of the audited financial statements of the Group Parent for its financial year ended 31 December 1995.

C.    Miscellaneous Matters

1. Certificate from a director of the Parent confirming that the Group Obligors account for at least 90% of the consolidated gross revenues of the Group and at least 90% of the consolidated gross assets of the Group.

2.    Document setting out Agreed Subordination Conditions.

3. Subordination agreements in respect of Subordinated Intragroup Indebtedness outstanding as at the date hereof.

4. A certificate from a director of the Group Parent confirming that no waivers are necessary under the guarantee issued by the Group Parent on 9 January 1997 (in respect of the US$200 million Credit Facility) and related facility documentation.

D.    Credit Support

1.    The Group Parent Guarantee duly executed.

2. Certificate from a director of the Parent confirming that the Term Facility will be used inter alia to repay on or before the Closing Date the Pound Sterling15,000,000 outstanding under the on-demand facility letter dated 3 January 1997 between the Agent and the Borrower.

E.    Legal Opinions

Legal Opinions, dated the Closing Date, of:

         (i)      Appleby, Spurling & Kempe, Bermuda counsel to ADT Limited;

        (ii)      Clifford Chance, UK counsel to the Agent; and

       (iii) such other legal opinions as the Agent may reasonably request.


                              THE FOURTH SCHEDULE

                              Notice of Drawdown

From:    ADT Finance Plc

To:      The Bank of Nova Scotia

Dated:

Dear Sirs,

1. We refer to the agreement (as from time to time amended, varied, novated or supplemented, the "Facility Agreement") dated 17 March 1997 and made between ADT Finance Plc as borrower, ADT (UK) Holdings plc and others as guarantors, The Bank of Nova Scotia as arranger and as agent and the financial institutions named therein as banks. Terms defined in the Facility Agreement shall have the same meaning in this notice.

2. We hereby give you notice that, pursuant to the Facility Agreement and on [date of proposed Term Advance], we wish to borrow a Term Advance in the
amount of  Pound Sterling[     ] upon the terms and subject to the conditions
contained therein.

3. The initial Interest Period of the Term Advance should be months.

4. We confirm that, at the date hereof, the representations set out in Clause 15 (Representations) (other than those in Clause 15.7, 15.10, 15.11 and 15.12) of the Facility Agreement are true and no Event of Default or Potential Event of Default has occurred and is continuing unwaived.

4. The proceeds of this drawdown should be credited to [insert account details].

                                         Yours faithfully

                                       .............................
                                       for and on behalf of
                                          ADT Finance Plc



                              THE FIFTH SCHEDULE

                             Associated Costs Rate

1. For the purposes of this Agreement, the cost of compliance with existing requirements of the Bank of England in respect of Term Advances denominated in sterling will be calculated by the Agent in relation to each Term Advance on the basis of rates to be supplied by each of the Reference Banks by reference to the circumstances existing on the first day of each Interest Period in respect of such Term Advance and, if any such Interest Period exceeds three months, at three calendar monthly intervals from the first day of such Interest Period during its duration in accordance with the following formula:

             AB + C(B - E) + D(B - F)         per cent. per annum
                   100 - (A + D)

Where:

      A is the percentage of eligible liabilities which such Reference Bank is from time to time required to maintain as an interest free cash deposit with the Bank of England to comply with cash ratio requirements.

      B is the percentage rate per annum at which sterling deposits are offered by such Reference Bank, in accordance with its normal practice, for a period equal to (a) the relevant Interest Period (or, as the case may be, remainder of such Interest Period) in respect of the relevant Term Advance or (b) three months, whichever is the shorter, to a leading bank in the London Interbank Market at or about 11.00 a.m. (London time) in a sum approximately equal to the amount of such Term Advance.

      C is the percentage of eligible liabilities which such Reference Bank is from time to time required by the Bank of England to maintain as secured money with members of the London Discount Market Association ("LDMA") and/or as secured call money with money brokers and gilt edged market makers.

      D is the percentage of eligible liabilities which such Reference Bank is required from time to time to maintain as interest bearing special deposits with the Bank of England.

      E is the percentage rate per annum at which members of the LDMA are offered sterling deposits in a sum approximately equal to the amount of the relevant Term Advance as a callable fixture from such Reference Bank for such period as determined in accordance with B above at or about 11.00 a.m. (London time).

      F is the percentage rate per annum payable by the Bank of England to such Reference Bank on interest bearing special deposits.

2. For the purposes of this Schedule "eligible liabilities" and "special deposits" shall bear the meanings ascribed to them from time to time by the Bank of England.

3. The percentages used in A, C and D above shall be those required to be maintained on the first day of the relevant period as determined in accordance with B above.

4. In application of the above formula, A, B, C, D, E and F will be included in the formula as figures and not as percentages e.g. if A is 0.5 per cent. and B is 12 per cent., AB will be calculated as 0.5 x 12 and not as 0.5 per cent. x 12 per cent.

5. Calculations will be made on the basis of a 365 day year (or, if market practice differs, in accordance with market practice).

6. A negative result obtained by subtracting E from B or F from B shall be taken as zero.

7. The arithmetic mean of the resulting figures for each Reference Bank shall be calculated and shall then be rounded upwards, to five decimal places.

8. Additional amounts calculated in accordance with this Schedule are payable on the last day of the Interest Period to which they relate.

9. The determination of the Associated Costs Rate by the Agent in relation to any period shall, in the absence of manifest error, be conclusive and binding on all of the parties hereto.

10. The Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all the parties hereto any amendments or variations which are required to be made to the formula set out above in order to comply with any requirements from time to time imposed by the Bank of England in relation to Term Advances denominated in sterling (including any requirements relating to sterling primary liquidity) and, any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties hereto.


                              THE SIXTH SCHEDULE

                           Existing US Subsidiaries


Automated Security Corp (Delaware)
Sonitrol Management Corp
Mid-Atlantic Security, Inc.
Sonitrol Corp
Arius Inc. (Delaware)
Automated Security Holdings Inc.
API Security Inc.


                             THE SEVENTH SCHEDULE

                              Accession Agreement

THIS ACCESSION AGREEMENT is made on the [       ] day of [
], 19 [   ]

BETWEEN

(1) ADT (UK) Holdings plc on behalf of itself and as agent for and on behalf of the Obligors (the "Parent");

(2)   [Additional Guarantor] (the "Additional Guarantor"); and

(3) The Bank of Nova Scotia on behalf of itself as agent and on behalf of the Arranger and the Banks (the "Agent").

WHEREAS

[(1)] By an agreement [together with the supplemental agreements referred to in (2) below,] the "Facility Agreement") dated 17 March, 1997 pursuant to which term and overdraft facilities were made available to the Borrower named therein by a group of banks on whose behalf the Agent acted as agent in connection therewith;

[(2)] The Facility Agreement has been supplemented by, inter alia, the following agreements:

                      [List of Accession Agreements]; and

(3) Pursuant to Clause 3 of the Facility Agreement, the Parent wishes to designate the Additional Guarantor as a guarantor.

NOW IT IS HEREBY AGREED as follows:

1.    Interpretation

Save as otherwise defined herein, terms defined in the Facility Agreement shall bear the same meaning herein.

2.    Additional Guarantor

The Additional Guarantor hereby irrevocably and unconditionally guarantees in the terms of Clause 20 of the Facility Agreement as if that Clause were set out in full in this Agreement mutatis mutandis.

The Facility Agreement shall henceforth be read and construed as if the Additional Guarantor were party to the Facility Agreement having all the rights and obligations of a Guarantor thereunder and all references to "Guarantors", "Additional Guarantors" "Group Obligor" and "Obligor" shall be construed accordingly.

3.    Conditions Precedent

The following are the conditions precedent referred to in Clause 2 hereof which are required to be delivered to the Agent in relation to the Additional
Guarantor:

      3.1   [Corporate Authorisations]

      3.2 [Government or other consents (in the case of a non-UK Additional Guarantor)]

      3.3 [other documents or evidence (in the case of a non-UK Additional Guarantor)]

      3.4   [legal opinions]

4.    Representations

      [Appropriate representations to be agreed](1)

----------
(1) The Agent may stipulate reasonable representations having regard to the provisions of Clause 15 and the jurisdiction of incorporation of the Additional Guarantor.

5.    Guarantors

Each of the Guarantors acknowledge, confirm and agree that their obligations set out in Part 7 of the Facility Agreement shall not be reduced, discharged or in any way impaired by the accession of the Additional Guarantor.

6.    Counterparts

This Agreement may be signed in counterparts, all of which taken together shall constitute a single agreement.

7.    Law

This Agreement shall be governed by, and construed in accordance with, English law.

[8.   Jurisdiction (Only in the case of a non-UK Additional Guarantor)]

8.1 English Courts The Additional Guarantor irrevocably agrees for the benefit of each of the Agent, the Arranger and the Banks that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with the Finance Documents (respectively "Proceedings" and "Disputes") and, for such purposes, irrevocably submits to the jurisdiction of such courts.

8.2 Appropriate Forum The Additional Guarantor irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 8.1 (English Courts) being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and agrees not to claim that any such court is not a convenient or appropriate forum.

8.3 Service of Process The Additional Guarantor agrees that the process by which any Proceedings are begun may be served on it by being delivered in
connection with any Proceedings in England, to [           ] at [           ]
or other its registered office for the time being. If the appointment of the person mentioned in this Clause 8.3 ceases to be effective in respect of the Additional Guarantor, the Additional Guarantor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Agent shall be entitled to appoint such a person by notice to the Additional Guarantor. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

8.4 Non-exclusive Submission The submission to the jurisdiction of the courts referred to in Clause 8.1 (English Courts) shall not (and shall not be construed so as to) limit the right of the Agent, the Arranger and the Banks or any of them to take Proceedings against the Additional Guarantor in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

8.5 Waiver of Immunity To the extent that the Additional Guarantor may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Additional Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.


The Parent
for itself and on behalf of each Group Obligor
[ADT (UK) HOLDINGS PLC]

By:


The Additional Guarantor

[                      ]

By:


The Agent

THE BANK OF NOVA SCOTIA

By:


                                  THE EXHIBIT


                        Form of Compliance Certificate

                            COMPLIANCE CERTIFICATE

                             ADT (UK) Holdings plc

      This Compliance Certificate is delivered pursuant to Clause 16.3 of the Facility Agreement, dated 17 March, 1997 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "Facility Agreement"), between ADT Finance plc (the "Borrower"), ADT (UK) Holdings plc and others as guarantors, various financial institutions (collectively, the "Banks") and The Bank of Nova Scotia as the Agent and the Arranger for the Banks.

Unless otherwise defined herein or the context otherwise requires, terms used herein or in any of the Attachments hereto have the meanings provided in the Facility Agreement and where not so defined, the Guarantee of ADT Limited,
dated as of [   ] March 1997 (the "ADT Limited Guarantee").

      This Compliance Certificate is delivered in connection with the
Financial Quarter commencing on [                 ] and ending on [
         ] (such latter date being the "Computation Date"). ADT (UK) Holdings plc hereby certifies, represents and warrants that:

(a)   Net Worth of the Borrower

      As of the Financial Year ending [           ], Net Worth of the Borrower
      was  Pound Sterling[          ] (calculated by reference to the annual
      statements delivered pursuant to Clause 16.1). The minimum level of Net Worth of the Borrower required by Clause 17.1 of the Facility Agreement as of such date is Pound Sterling300,000,000.

(b)   EBITDA

      EBITDA for the four consecutive Financial Quarters ending on the
      Computation Date was Pound Sterling[           ] (calculated by
      reference to the statements delivered pursuant to Clause 16.2 and Clause 16.1). The minimum EBITDA required by Clause 17.2 of the Facility
      Agreement for such period is  Pound Sterling[                ].

(c)   Event of Default or Potential Event of Default

      As of the Computation Date, no Event of Default or Potential Event of Default has occurred or is continuing/*

      As of the Computation Date, the following Event of Default or Potential Event of Default has occurred or is continuing*

[Insert details below]

      IN WITNESS WHEREOF, the undersigned has caused this Compliance Certificate to be delivered by the duly authorised chief financial
officer*/finance director* this [   ] day of [                  ].

                                        ADT (UK) HOLDINGS PLC


                                        By:...................................
                                           Title:





*(Delete as applicable)



The Borrower

ADT FINANCE PLC

By:         TW GODFRAY
            DIRECTOR

Address:    19/21 Denmark Street
            Wokingham
            Berkshire
            RG40 2QE

Attention:  Mr. T.W. Godfray
Fax:        01734 796622



The Initial Guarantors

ADT (UK) HOLDINGS PLC

By:         TW GODFRAY
            DIRECTOR

Address:    19/21 Denmark Street
            Wokingham
            Berkshire
            RG40 2QE

Attention:  Mr. T.W. Godfray
Fax:        01734 796622



MODERN SECURITY SYSTEMS LIMITED

By:

Address:    19/21 Denmark Street
            Wokingham
            Berkshire
            RG40 2QE

Attention:  Mr. T.W. Godfray
Fax:        01734 796622



ADT GROUP PLC

By:         TW GODFRAY
            DIRECTOR

Address:    19/21 Denmark Street
            Wokingham
            Berkshire
            RG40 2QE

Attention:  Mr. T.W. Godfray
Fax:        01734 796622



ELECTRIC PROTECTION SERVICES LIMITED

By:         TW GODFRAY
            DIRECTOR

Address:    19/21 Denmark Street
            Wokingham
            Berkshire
            RG40 2QE

Attention:  Mr. T.W. Godfray
Fax:        01734 796622



The Arranger

THE BANK OF NOVA SCOTIA

By:         JOHN HEEDS

Address:    33 Finsbury Square
            London EC2A 1BB

Attention:  Sue Ward/Marian Staples
Fax:        0171 826 5857
Tlx:        885188



The Agent

THE BANK OF NOVA SCOTIA

By:         JOHN HEEDS

Address:    33 Finsbury Square
            London EC2A 1BB

Attention:  Sue Ward/Marian Staples
Fax:        0171 826 5857
Tlx:        885188



The Lead Managers

THE BANK OF NOVA SCOTIA

By:         JOHN HEEDS

Address:    33 Finsbury Square
            London EC2A 1BB

Attention:  Sue Ward/Marian Staples
Fax:        0171 826 5857
Tlx:        885188



THE BANK OF MONTREAL

By:         KANU MODI

Address:    430 Park Avenue
            New York
            New York
            10022

Attention:  Sarah Kim/Kanu Modi
Fax:        001 212 605 1454
Tlx:



THE FUJI BANK, LIMITED

By:         RICHARD W. ALLEN
            (SENIOR MANAGER CORPORATE FINANCE GROUP)

Address:    River Plate House
            7-11 Finsbury Circus
            London EC2M 7DH

Attention:  Martin Pasfield, Manager, Credit & Loans Dept.
Fax:        0171 588 1400
Tlx:        886352/886317



MIDLAND BANK PLC

By:         PETER C. BULL
            (CORPORATE BANKING MANAGER)

Address:    P.O. Box 181
            27-32 Poultry
            London EC2P 2BX

Attention:  The Manager, Corporate Support
Fax:        0171 260 4303
Tlx:        892572      Answerback:  MIDIFT G



NATIONSBANK, N.A.

By:         DAVID J. RIORDAN
            Sr. VICE PRESIDENT

Address:    New Broad Street House
            35 New Broad Street
            London EC2M 1NH

Attention:  Nick Garrett
Fax:        0171 2828 6831
Tlx:        883181 NCNB G



The Managers

CREDIT LYONNAIS

By:         CECILE VERROEST
            CORPORATE BANKING MANAGER

Address:    P.O. Box 81, Broadwalk House
            5 Appold Street
            London EC2A 2JP

Attention:  Loans Administration Dept.
            Credit Lyonnais CEPAC
            30 Cannon Street
            London EC4M 6YE
Fax:        0171 634 8353
Tlx:        885479      Answerback:   CRELYOG



The Overdraft Bank

MIDLAND BANK PLC

By:         PETER C. BULL
            (CORPORATE BANKING MANAGER)

Address:    P.O. Box 181
            27-32 Poultry
            London EC2P 2BX

Attention:  The Manager, Corporate Support
Fax:        0171 260 4303
Tlx:        892572      Answerback:  MIDIFT G




                                                                   AJI$02$6.48